                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant    /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement         / / Confidential, For Use of the
                                            Commission Only
                                       (as permitted by Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement
/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 K2 DESIGN, INC.
               (Name of Registrant as Specified in Its Character)

                                 K2 DESIGN, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.  Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

2.  Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    -----------------------------------------------------------------------

4.  Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------


5.  Total fee paid:

    --------------------------------------------------------------------------


/ / Fee paid previously with preliminary materials:

    --------------------------------------------------------------------------


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

1.  Amount previously paid: ____________________________________________________

2.  Form, Schedule or Registration Statement No.: ______________________________

3.  Filing Party: ______________________________________________________________

4.  Date Filed: ________________________________________________________________

                                 K2 DESIGN, INC.
                           30 Broad Street, 16th Floor
                               New York, NY 10004

                                                                 April 28, 2000


Dear Stockholders and Friends,

         During 1999 American business made a fundamental shift and placed many mission-critical processes onto the Internet. As a pioneer of important digital innovations since our founding in 1993, K2 was well positioned to lead this deepening adoption of technology for several of the world's foremost companies.

         K2's goal is to be widely known as a strategic Internet services firm that helps global, multi-divisional companies thrive in the new economy by maximizing their Internet effectiveness. In 1999 we made notable progress toward this goal:

o Clients. Hewlett-Packard, MCI WorldCom and Philips Lighting joined our client roster. Our ongoing relationships with them involve building robust digital channels to meet important business goals in such areas as customer service, e-commerce, online account management, bill presentment and dealer/distributor communications. While developing these new client partnerships, we also continued working with valued clients such as NCR and Standard & Poor's, a relationship begun in 1997.

o Recognition. K2 received widespread recognition for its expertise and growth. In November 1999, K2 won the Gold NewMedia Invision Award - the world's largest juried digital content competition -- in the Travel category for the site Meet Puerto Rico. In December 1999, Deloitte & Touche ranked K2 among the fastest growing technology companies in the U.S.

o Strategic Alliances. K2 has had a successful track record of developing business through channel partnerships. In 1999 K2 forged an exclusive channel partnership with Register.com, one of the Internet's leading domain name registrars. Under the agreement, K2 provides Web-related strategic development and marketing services for qualified Register.com customers.

o Seasoned Management. In 1999 K2 enriched its management team through promotions of talented staff and recruitment of new leaders. Among the latter were K2's Media Director, a former Media Director at a leading Interpublic advertising agency, and K2's Executive Creative Director, an award-winning alum of Ogilvy & Mather.

         K2's point-of-view - in contrast to some others in our sector - has been that a strategy of "build first - scale later" would position us more effectively for long-term success. We spent the first half of 1999 refining our positioning, articulating our proprietary process known as W3 Organizational Modeling(TM), and building internal systems for knowledge management. These investments will leverage our growth, allowing new team members to learn from and apply the knowledge and experience we have accumulated in this new class of business challenges that are unique to the Internet. As we grow, process and systems are also essential for maintaining the high standards of client satisfaction that are the hallmark of K2.

         Financial results for 1999 reflect that investment in process and systems. First half net revenues consisted of $468,000 in the first quarter and $658,000 in the second. In the second half, however, our focus and process investment began to pay off. Net revenue grew 89% in the third quarter to $1,242,000 and another 8% in the fourth to $1,337,000. (Net revenue represents gross revenue minus reimbursable costs billed back to clients, such as media placement costs.)

         It is our goal to sustain that kind of momentum. We believe we are in a position to do so because of our successful relationships with clients who are committed to maximizing the opportunities of the Internet on an ongoing basis. With a revenue stream that is more predictable than the one-time engagements common in past years, we have been able to focus our new business development efforts on prospects who are "right" for our consultative approach and ongoing development services.

         K2 plans to pursue two different avenues for growth. Organic growth will continue to be fueled by the efforts of our highly motivated employees with their current clients, as well as our channel partnerships, public relations and business development programs. However, the accelerated growth we wish to achieve can only be accomplished through a combination of organic and external growth driven by acquisitions. To that end, in April 2000, we hired Gary Brown, a highly regarded former Wall Street executive with a 19-year track record at UBS, the second largest international bank. Mr. Brown will lead corporate development and mergers and acquisition efforts as Executive Vice President and Chief Operating Officer, as well as in his capacity as a member of K2's Board of Directors. As we pursue acquisitions, we have a high degree of confidence in our ability to integrate new teams into the K2 culture. Our well-articulated process and skillful management group are a strong foundation on which to build.

         We thank you for your continued interest and support of K2. As we begin this new stage in K2's pioneering history, we are confident in our ability to build a company that can now create value at an attractive rate for our stockholders.

                                   Sincerely,

                                   /s/ Lynn Fantom

                                   President and Chief Executive Officer

                                 K2 DESIGN, INC.
                           30 Broad Street, 16th Floor
                               New York, NY 10004

                   ------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To Be Held on Thursday, June 1, 2000

                   ------------------------------------------

To the Stockholders of K2 DESIGN, INC.:

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of K2 Design, Inc., a Delaware corporation (the "Company"), will be held at 10:30 a.m. (Eastern Standard Time) on Thursday, June 1, 2000, at the offices of Brown Raysman Millstein Felder & Steiner LLP, 120 West 45th Street, 20th Floor, New York, New York 10036, to consider and vote upon:

         (a)  Election of seven directors for a one-year term.

         (b) Approval and ratification of an amendment to the Company's 1997 Stock Incentive Plan to increase the number of shares of Common Stock available under such plan.

         (c) Approval and ratification of the selection by the Board of Directors of Arthur Andersen LLP as independent public accountants for the Company's 2000 fiscal year.

         (d)  Any other business that may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 26, 2000 as the record date for the determination of stockholders entitled to receive notice of and to vote at said meeting. Stock transfer books will not be closed.

         To assure representation of your shares, YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If your shares are held of record by a broker, bank, or other nominee and you wish to vote your shares at the meeting, you must obtain and bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

         Attached to the enclosed Proxy Statement, as Appendix A thereto, is a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, which includes the Company's financial statements for the fiscal year 1999.

         In accordance with Delaware corporate law, the Company will make available for examination by any stockholder entitled to vote at the Annual Meeting, for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of the Company located at 30 Broad Street, 16th Floor, New York, New York 10004, a complete list of the stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order.

                                 By Order of the Board of Directors

                                 /s/ Seth Bressman,

                                 Secretary

New York, New York
April 28, 2000

                                 K2 DESIGN, INC.

                                ----------------

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS

         The proxy accompanying this Proxy Statement is solicited by the Board of Directors of K2 Design, Inc. (the "Company"). All proxies in the accompanying form, which are properly executed and duly returned, will be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, June 1, 2000, at 10:30 a.m. (Eastern Standard Time) at the offices of Brown Raysman Millstein Felder & Steiner LLP, 120 West 45th Street, 20th Floor, New York, New York 10036, for the purposes set forth in the accompanying Notice of Annual Meeting. The Company's mailing address is 30 Broad Street, 16th Floor, New York, New York 10004, except as otherwise noted.

         This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 28, 2000.

                       VOTING AND SOLICITATION OF PROXIES

         Only holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on April 26, 2000, will be entitled to notice of and to vote at the Annual Meeting. On that date there were issued and outstanding 3,359,818 shares of Common Stock (not including treasury shares). Each outstanding share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting. As of April 26, 2000, members of management of the Company beneficially held an aggregate of 959,850 shares of Common Stock (not including currently exercisable options to purchase shares of Common Stock), or 28.6% of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting.

         The cost of soliciting proxies will be borne by the Company and is expected to be approximately $15,000. In addition to the use of traditional mailings, officers, directors and regular employees of the Company may solicit proxies personally or by telephone, electronic mail or facsimile transmission. The Company also intends to request that brokerage houses, banks, custodians, nominees and fiduciaries forward soliciting material to the beneficial owners of Common Stock held of record by such persons, and will reimburse such persons for their reasonable expenses in forwarding such material.

         The holders of a majority of the total shares of Common Stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the total shares of Common Stock represented in person or by proxy at the Annual Meeting is required for approval of the proposal to amend the Company's 1997 Stock Incentive Plan (the "1997 Plan") and for approval and ratification of the appointment of independent public accountants. Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Annual Meeting or by presenting a later dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Annual Meeting in accordance with the directions given therein. Stockholders vote at the Annual Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Annual Meeting to serve as inspector of election at the Annual Meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Annual Meeting for quorum purposes. An abstention will have the same effect as a negative vote except with respect to the election of directors, in which case an abstention will have no effect since directors are elected by a plurality vote. Broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.


         It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the Annual Meeting in person, you are urged to execute and return your proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                              BENEFICIAL OWNERSHIP

         The following table sets forth information, as of April 26, 2000, as to the beneficial ownership of Common Stock (including shares which may be acquired within sixty days pursuant to stock options) of each director of the Company, the Chief Executive Officer of the Company, all directors and executive officers as a group and persons known by the Company to beneficially own 5% or more of the Common Stock. Except as set forth below, each of the listed persons has sole voting and investment power with respect to the shares beneficially owned by such person. The address of each person included in the table is care of the Company, 30 Broad Street, 16th Floor, New York, New York 10004.

                                 Shares of Common Stock
Name of Owner                      Beneficially Owned       Percent of Class(1)
-------------                      ------------------       -------------------

Matthew G. de Ganon                  971,950(2)(3)                 28.8%

Douglas E. Cleek                     427,531(2)(3)                 12.7%

Lynn Fantom                            400,000(4)                  10.6%

Gary W. Brown                          363,000(5)                   9.8%

Seth Bressman                          32,900(6)                     *

Steven N. Goldstein                    10,000(7)                     *

David R. Sklaver                       10,000(7)                     *

P. Scott Munro                         10,000(7)                     *

All Directors and Executive           1,123,016(8)                 30.9%

Officers as a group (8 persons)

----------------------------------
* Less than one percent.

(1) Does not give effect to (i) shares of Common Stock held in treasury, (ii) 500,000 shares of Common Stock issuable upon exercise of the Company's Redeemable Common Stock Purchase Warrants, each of which expires on July 25, 2001 and entitles the holder thereof to purchase one share of Common Stock at a purchase price of $7.50 per share (the "Warrants"), or (iii) 150,000 shares of Common Stock issuable upon exercise of an additional warrant granted by the Company to Donald & Co. Securities Inc., its representative in connection with the initial public offering of the Company (the

     "Representative Warrant") to purchase up to 100,000 units of K2 Design, Inc. at a purchase price of $8.04 per unit, with each unit consisting of one share of Common Stock and one Warrant. Two such Warrants enable the holder to purchase one share of Common Stock at $7.50 per share. The Representative Warrant is exercisable over a period of four years commencing on July 26, 1997 and expiring on July 25, 2001.

(2) Includes 6,250 shares underlying presently exercisable stock options, exercisable at $6.75 per share.

(3) Pursuant to a 10-year voting agreement entered into by Messrs. de Ganon, Cleek, Bradley K. Szollose, a former officer and director of the Company, and David J. Centner, a former officer and director of the Company, effective July 26, 1996 (the "Voting Agreement"), the voting control over all shares held by Mr. Szollose, Mr. Centner, Mr. Cleek and Mr. de Ganon is vested in Mr. de Ganon. Such shares subject to the Voting Agreement must be voted in favor of the election as directors of Messrs. de Ganon and Cleek. In addition, the Voting Agreement grants each party thereto a right of first refusal as to the sale of the others' Common Stock. Messrs. Szollose, Centner, de Ganon and Cleek each disclaim beneficial ownership of those shares with respect to which they are not record owners. Mr. de Ganon's holdings also include an aggregate of 12,500 shares underlying presently exercisable stock options held by Messrs. de Ganon and Cleek. Mr. Szollose resigned from the Board of Directors in July 1999.

(4) Reflects shares of Common Stock subject to stock options which vest as follows: 50% on October 22, 1999 and 50% on October 22, 2000.

(5) Reflects 100,000 shares of restricted Common Stock and 263,000 shares of Common Stock subject to stock options, all of which vest as follows: 50% on April 14, 2001 and 50% on April 14, 2002. Mr. Brown joined the Company in April 2000. See "Executive Compensation - Employment Contracts for Executive Officers."

(6) Includes 32,500 shares of Common Stock subject to currently exercisable stock options and excludes stock options to purchase 2,500 shares of Common Stock which become exercisable on October 1, 2000.

(7) Reflects shares of Common Stock underlying stock options that are currently exercisable.

(8) Includes 275,000 shares of Common Stock underlying presently exercisable stock options and excludes 470,500 shares of Common Stock underlying stock options that are not presently exercisable.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Directors have terms expiring at the 2000 Annual Meeting, and until their respective successors are duly elected and qualified. The officers of the Company are appointed by the Board of Directors to hold office until their successors are duly elected and qualified. Vacancies on the Board of Directors are filled by the remaining directors.

         Certain information regarding the nominees for election as Directors at this year's Annual Meeting is set forth below:

         Name                                 Age                           Position
         ----                                 ---                           --------

         Matthew G. de Ganon                  37         Executive Chairman of the Board of Directors

         Lynn Fantom                          47         Chief Executive Officer, President and
                                                         Director

         Douglas E.  Cleek                    37         Executive Vice President--Chief Creative
                                                          Officer and Director

         Gary W. Brown                        47         Executive Vice President, Chief Operating
                                                         Officer and Director

         P. Scott Munro                       43         Director

         Steven N. Goldstein                  60         Director

         David R. Sklaver                     48         Director


         Matthew G. de Ganon has been the Company's Executive Chairman and a Director since he joined the Company in July 1995 and was President of the Company from June 1996 to November 1998. He was also the Chief Operating Officer of the Company from July 1995 to November 1997. For the two years prior to joining the Company, Mr. de Ganon operated a business that created CD-ROM products and offered consulting services regarding the use of electronic delivery to publishers of newsletters and directories. Mr. de Ganon is co-author of the essay, "Overcoming Future Shock on the Superhighway: Suggestions for Providers and Technocrats," published and presented in the 1994 National Online Conference Proceedings. From August 1992 to July 1993, Mr. de Ganon was the Vice President of New Media of SCS, a software developer. Mr. de Ganon's work focused on UNIX based 4GL accounting software customization for corporate clients. From May 1991 to July 1992, Mr. de Ganon was involved in casting administration for the Motion Picture Group of Universal Studios, Inc. Prior thereto, Mr. de Ganon was a franchised theatrical agent with the Stone Manners Agency in Los Angeles, California from August 1987 to May 1991.

         Lynn Fantom has been the Company's President and Chief Executive Officer and a Director since November 1998. Prior to joining the Company, Ms. Fantom was an independent consultant from September 1997 to November 1998. She was the Chief Executive Officer of Lowe Direct (now Lowe Fox Pavlika), a direct marketing company and subsidiary of The Lowe Group, from October 1996 to September 1997. Ms. Fantom served in various positions for Draft Worldwide, a marketing company, from October 1982 to October 1996, being named President in 1991 and vice chairman in 1996.

         Douglas E. Cleek, who co-founded the Company in 1993, has been the Company's Executive Vice President--Chief Creative Officer and a Director of the Company since it was reorganized as a corporation in January 1995. From 1993 until 1995, Mr. Cleek was a general partner of the Company. For more than five years prior thereto, Mr. Cleek was an art director for William Allen & Co. and its successor, A.J. Bart & Sons, graphic design firms specializing in graphic promotional materials for the hospitality industry.

         Gary W. Brown, has been a Director of the Company since February 2000 and joined the Company in April 2000 as Executive Vice President and Chief Operating Officer. Prior to that, Mr. Brown was employed from July 1980 through June 1999 in various management capacities with UBS AG, the successor organization to Union Bank of Switzerland, including the role of New York Branch Manager. There he served as Division Head for Structured Finance, one of UBS's six operating divisions in the Americas prior to the merger of UBS with Swiss Bank Corporation in 1998. Post-merger, Mr. Brown was designated Chief Credit Officer-Americas for UBS's investment banking division, Warburg, Dillon Read, where he was responsible for capital commitments of the firm. Mr. Brown held various business development and risk management positions throughout his 19-year career at UBS. He also served as President of the New York Chapter of Robert Morris Associates, the industry's trade association, and as an ex-officio member of RMA National Board. Since 1991, he has served on the Board of Directors of Sefar Americas, a subsidiary of Sefar AG, a manufacturer of Swiss synthetic fabrics. Prior to joining UBS in 1980, Mr. Brown was employed from June 1976 through June 1980 with The Chase Manhattan Bank, having served in various business development functions. Mr. Brown received a Bachelor of Science degree in Business Administration from Oral Roberts University in May 1976.

         P. Scott Munro has served as a Director of the Company since July, 1999. Mr. Munro has served as Chief Executive Officer, President and Secretary of Savoir Technology Group, Inc. since July 1995. He has also served as chairman of the board of directors of that company since January 1998 and as a director of that company since July 1995. Mr. Munro previously held other positions within Savoir Technology Group, Inc., acting as President of the Computer Systems Division from January 1993 to July 1995 and as Senior Vice President, Computer Systems Division from July 1990 to January 1993. Prior to 1990, Mr. Munro served as a General Manager for both Future Electronics, Inc., a distributor of electronic components, and Arrow Electronics, Inc., a distributor of computer products.

         Dr. Steven N. Goldstein has been a Director of the Company since 1996. Mr. Goldstein has been Program Director, Inter-Agency and International (Networking) Coordination Director of Network Services at the National Science Foundation ("NSF") since June 1989 and is responsible for the international networking coordination in support of the communication needs of the United States research and education community. Dr. Goldstein has directed NSF's International Connections Management ("ICM") project which, in the past five years, has assisted in connecting approximately 20 countries to the Internet. Dr. Goldstein has also collaborated with Japanese networkers in the formation of academic Internet service in Japan. Presently, Dr. Goldstein is also the U.S. coordinator for the G-7 Global Information Society initiative's theme, "Global Interoperability of Broadband Networks," under which he coordinates closely with Japan's high performance networking projects. Dr. Goldstein has a Bachelor of Science and Master degrees in Physics from the Massachusetts Institute of Technology and a Doctorate degree in Engineering and Public Policy from Carnegie Mellon University. Dr. Goldstein is also a member of the Institute of Electrical and Electronics Engineers, the Association for Computing Machinery and the Internet Society.

         David R. Sklaver has been a Director of the Company since 1999. Since 1996, Mr. Sklaver has been a General Partner, founder and CEO of Artustry Partnership, a strategic and creative marketing company. From 1993 to 1995, Mr. Sklaver served as President of Wells Rich Greene DDB, an advertising agency handling Fortune 500 clients. Prior to being promoted to President, Mr. Sklaver served as Executive Vice President, Director of Client Services of Wells Rich Greene from 1989 to 1993. From 1986 to 1988, Mr. Sklaver was Executive Vice President, Account Group Head, at advertising agency BBD

Needham, New York. From 1984 to 1985, Mr. Sklaver was Managing Director of DDB's Sydney office. From 1978 to 1984, he served in Account Management at DDB New York. Prior to 1978, Mr. Sklaver held positions at Foote, Cone & Belding Advertising and Standard Brands, both advertising agencies.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                            OTHER EXECUTIVE OFFICERS

         In addition to the executive officers described under "Election of Directors" above, the Company has the following executive officer:

         Seth Bressman, age 46, joined the Company in April 1996 as Controller and was subsequently promoted to Chief Financial Officer in August 1998. Prior to joining the Company, Mr. Bressman was a consultant to various architectural design and engineering firms from December 1995 to March 1996. Mr. Bressman was the Controller for Brennan Beer Gorman Architects, an architectural design company, from November 1994 through November 1995, Chief Financial Officer for Emery Roth & Sons, an architectural design company, from August 1993 through October 1994, and Controller for SCR Design Organization, an interior design/facilities management company, from December 1985 through July 1993, all based in New York City. Mr. Bressman also worked in public accounting for 7 years and has over 21 years of experience in accounting and finance since receiving his MBA in Accounting in June 1977.

                               DIRECTORS' MEETINGS

         The Board of Directors met four times during fiscal 1999. Each Director attended at least 75% of the combined number of meetings of both the Board of Directors and of any committees of the Board on which the Director served.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         In 1999, the Audit Committee met once. The Option Committee acted by unanimous written consent in lieu of a meeting seven times in fiscal 1999. The Compensation Committee met two times in fiscal 1999.

         The Audit Committee consists of Messrs. Munro, Goldstein and Sklaver who review and examine detailed reports of the Company's independent public accountants; consult with the independent public accountants regarding internal accounting controls, audit results and financial reporting procedures; recommend the engagement and continuation of engagement of the Company's independent public accountants; and meet with, and review and consider recommendations of, the independent public accountants.

         The Compensation Committee consists of Messrs. Munro and Sklaver who review the performance of senior management and key employees whose compensation is the subject of review and approval by the Committee; periodically review and recommend to the Board of Directors compensation arrangements for senior management and key employees; and periodically review the main elements of and administer the Company's compensation and benefit programs, with the exception of the Company's 1996 Stock Option Plan and 1997 Stock Incentive Plan (together, the "Plans").

         The Option Committee consists of Messrs. Goldstein and Sklaver, who administer the Plans and, to the extent provided thereby, determine the persons to whom options are granted, the exercise price thereof, the term and number of shares covered by each option grant and the type of option to be granted. In addition, the Option Committee exercises all discretionary power regarding the operation of the Plans.

                                  DIRECTOR FEES

         Directors who are employees of the Company receive no additional compensation for services as Directors. Directors not so employed receive $25,000 in compensation annually and are entitled to be reimbursed for expenses incurred in connection with meeting attendance. In addition, each of the Company's non-employee Directors are granted options to acquire 5,000 shares of Common Stock upon their election or reelection to the Board.

                                  ADVISOR FEES

         All nonemployees serving as members of the Company's Board of Advisors receive options to purchase up to 5,000 shares of Common Stock upon their election to the Board of Advisors. There are three members of the Board of Advisors.

                             EXECUTIVE COMPENSATION

         The following table sets forth the total annual compensation paid or accrued by the Company for services in all capacities for Ms. Fantom, the Chief Executive Officer, and those executive officers (the "Named Executives") who served in executive capacities at the end of fiscal 1999 and had aggregate compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE


                                                   Annual Compensation (1)                   Long Term
                                                   -----------------------                  Compensation
Name and Principal Position               Year        Salary ($)          Bonus ($)         Option Awards
---------------------------               ----        ----------          ---------         -------------
Lynn Fantom, Chief Executive              1999          250,000              --                   --
Officer and President(2)                  1998          24,038               --                400,000

Matthew G.  de Ganon, Executive           1999          175,613            25,000                 --
Chairman of the Board                     1998          130,924              --                   --
                                          1997          115,623              --                   --
                                          1996          84,000             31,000               18,750

Douglas E. Cleek, Executive Vice          1999          166,794            25,000                 --
President - Chief Creative Officer        1998          117,978              --                   --
                                          1997          115,623              --                   --
                                          1996          83,473               --                 18,750

Robert Burke, Former Chief                1999          735,470              --                   --
Operating Officer (3)                     1998          216,210                                125,000

Seth Bressman, Chief Financial            1999          123,915              --                 5,000
Officer                                   1998          93,748               --                 25,000

----------

(1) The value of perquisites and other personal benefits does not exceed 10% of the officer's salary.
(2)  Joined the Company in November 1998.
(3)  Resigned from the Company effective as of January 4, 1999.

Employment Contracts for Executive Officers

         Lynn Fantom, Matthew G. de Ganon, Douglas E. Cleek and Seth Bressman, the current executive officers of the Company, have each executed employment contracts. The contracts of each of Messrs. de Ganon and Cleek, which were to expire on December 31, 1998, were renewed for an additional three year period and provide for minimum annual salaries of $153,000 with 20% increases for each successive year. Such contracts also include bonuses equal to 1.88% of the Company's pre-tax profit. Messrs. de Ganon and Cleek are prohibited from competing with the Company through December 31, 2001. The Company entered into a two year employment contract with Lynn Fantom as Chief Executive Officer and President providing for an annual salary of $250,000 and a bonus equal to 10% of the Company's pre-tax profit not to exceed $75,000, provided that the Company's pre-tax profit for fiscal 1999 is at least $250,000 and for fiscal 2000 is at least $500,000. Ms. Fantom's contract also contains a non-compete provision for the term of the contract plus one year and a severance provision entitling Ms. Fantom to up to $300,000 in the event of termination without cause and, in certain circumstances upon a change of control, an additional $300,000 payment. There is also a provision in Ms. Fantom's stock option agreement that calls for the immediate vesting, subject to certain limitations, of any unvested portion of her 400,000 options, should her employment with the Company be terminated for any reason other than for "Cause" or "Good Reason," each as defined in her employment contract. The Company also entered into a one year employment contract with Seth Bressman as Chief Financial Officer expiring January 31, 2000, subject to automatic renewals, providing for an annual salary of $125,000 and a bonus equal to $50,000 in the event of a Change of Control (as defined in the contract). Mr. Bressman is also subject to a non-compete restriction for six months beyond the termination date of his employment. Gary W. Brown joined the Company as Executive Vice President and Chief Operating Officer on April 14, 2000. Mr. Brown signed an employment contract with the Company that expires on March 31, 2002. This employment contract provides for an annual salary of $225,000 and a discretionary annual bonus in the form of stock options up to a maximum of 100,000 shares of Common Stock per year. Upon joining the Company, Mr. Brown also received 100,000 shares of restricted stock and options to purchase up to 263,000 shares of Common Stock. Both the restricted stock and the stock options vest 50% on April 14, 2001 and 50% on April 14, 2002. In addition, all of Mr. Brown's unvested shares of restricted stock and stock options vest immediately upon the occurrence of a change of control transaction, as contemplated in the employment contract.

Option Grants in Fiscal 1999

                        OPTION GRANTS IN LAST FISCAL YEAR

                            Number of          Percent Of Total
                            Securities         Options Granted
                            Underlying          To Employees            Exercise or
Name                      Options Granted      In Fiscal Year          Base Price ($/Sh)     Expiration Date
----                      ---------------      --------------          -----------------     ---------------

Lynn Fantom                      --                    --                   --                   --

Matthew G. de Ganon              --                    --                   --                   --

Douglas E. Cleek                 --                    --                   --                   --

Seth Bressman(1)                5,000                 4.91%               $2.9375             10/01/09

---------------
(1) Such options vest as follows: 50% on April 1, 2000 and 50% on October 1, 2000.

         An aggregate of 25,000 stock options were granted to all executive officers and directors as a group during the fiscal year ended December 31, 1999. Such options are exercisable at prices per share ranging from $2.50 to $2.9375, which reflects the fair market value on the dates of grant. None of such options were exercised during fiscal 1999.

Option Exercises and Year-End Value Table

         The table set forth below shows the value of unexercised options held on December 31, 1999 by Ms. Fantom and each of the Named Executives.

                               Number of Unexercised               Value of Unexercised In-the-Money
                            Options at December 31, 1999       Options held on December 31, 1999 ($) (1)
                            ----------------------------       -----------------------------------------

Name                       Exercisable     Unexercisable          Exercisable             Unexercisable

Lynn Fantom (1)              200,000          200,000              $975,000                  $975,000

Matthew G. de Ganon(1)        8,750            3,750                 $-0-                     $9,375

Douglas E. Cleek(1)           8,750            3,750                 $-0-                     $9,375

Seth Bressman(1)             30,000            5,000               $138,750                  $17,188

--------------
(1) Based on the closing price of the Common Stock on December 31, 1999, which was $6.375.

Filing Requirements

         The Company believes that all filing requirements under Section 16(a) of the Securities Act of 1934, as amended, applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 1999, except that (i) Douglas E. Cleek failed to file a Form 4 in connection with one sale transaction and two acquisition transactions during fiscal 1999, each of which was reported on a Form 5 for fiscal 1999; (ii) Matthew G. de Ganon failed to file a Form 4 in connection with two acquisition transactions and a number of sales transactions during fiscal 1999, each of which was reported on a Form 5 for fiscal 1999; (iii) P. Scott Munro failed to file a Form 4 in connection with one acquisition transaction during fiscal 1999 which was reported on a Form 5 for fiscal 1999; (iv) Steven G. Goldstein failed to file a Form 4 in connection with one acquisition transaction during fiscal 1999 which was reported on a Form 5 for fiscal 1999; (v) David Sklaver failed to file a Form 4 in connection with one acquisition transaction during fiscal 1999 which was reported on a Form 5 for fiscal 1999; and (vi) Seth Bressman failed to file a Form 4 in connection with one acquisition transaction during fiscal 1999 which was reported on a Form 5 for fiscal 1999.

Certain Relationships and Related Transactions

         In fiscal 1999, the Company repurchased 111,600 shares of Common Stock on the open market for an aggregate purchase price of $267,684. The purchase price for the shares was at the market price on the dates of purchase. In addition, on October 28, 1999, the Company repurchased 59,567 shares from Messrs. de Ganon, Szollose, Centner and Cleek for an aggregate cost of $164,831. These shares were repurchased by the Company in connection with the cancellation of an option on such shares held by a third party and the payment by the Company of the resulting tax liability. On October 28, 1999, the closing market price per share of the Company's Common Stock was $3.1875 per share. The purchase price paid by the Company in connection with the repurchase of these shares represented a 13% discount below the market price. The Company believes that the terms of these transactions were negotiated at arms length and were on terms no less favorable to the Company than could have been obtained from an unaffiliated party.

                                   PROPOSAL 2

                       1997 STOCK INCENTIVE PLAN PROPOSAL

         The Board of Directors approved the amendment to the 1997 Plan in April 2000, subject to the approval of the stockholders, to provide (i) that the aggregate number of shares of Common Stock subject to options or awards under the 1997 Plan be increased from 900,000 to 1,700,000 and, accordingly, (ii) that the number of shares reserved for the future issuance of shares of Common Stock upon the exercise of options under the 1997 Plan be increased from 900,000 shares to 1,700,000 shares. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting is required to approve the amendment to the 1997 Plan. Additionally, the Board of Directors deems it advisable and in the best interests of the Company to provide for a sufficient number of shares under the 1997 Plan to induce, attract and retain talented persons to work at the Company. In the event such proposal is not approved by the stockholders, the Company will still be able to honor its commitments to current employees as of April 26, 2000. However, only approximately 4,000 shares remain available for grant under the 1997 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1997 PLAN.

Summary of the 1997 Plan

         The following summary of the 1997 Plan is qualified in its entirety by reference to the 1997 Plan, a copy of which is attached to the Company's public reports or available upon request in writing directed to the President of the Company. Attention is particularly directed to the description therein of the material terms and conditions of the award of stock options ("Options") or restricted shares ("Restricted Shares"), or any combination thereof (collectively, the "Awards").

         All employees (including Officers and Directors) of the Company and its Subsidiaries or independent contractors or consultants shall be eligible to participate in the 1997 Plan. The Option Committee may grant Awards to such persons to purchase the number of shares as the Option Committee may determine. Options granted under the 1997 Plan may either be Incentive Stock Options ("ISOs") pursuant to which the recipient receives certain tax benefits or non-ISOs. The price at which shares may be purchased upon exercise of an Option shall be fixed by the Option Committee and may be more than, less than or equal to the fair market value of the Common Stock as of the date the Option is granted. Subject to the provisions of the 1997 Plan with respect to death, retirement and termination of employment, the term of each Option shall be for such period as the Option Committee shall determine as set forth in an applicable agreement.

         The method of payment of the purchase price of an Option, and the amount required to satisfy applicable federal, state and local withholding tax requirements, will be determined by the Option Committee and may consist of cash, a check, a promissory note, whole shares of Common Stock already owned by the optionee, the withholding of shares of Common Stock issuable upon such exercise of the Option, the delivery of a properly executed exercise notice or irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, any combination of the foregoing methods of payment or such other consideration and method of payment as may be permitted for the issuance of shares under the Delaware General Corporation Law.

         At the time of any Award of Restricted Shares, the Option Committee will designate a period of time which must elapse (the "Restriction Period") and may impose such other restrictions, terms and conditions that must be fulfilled before the Restricted Shares will become vested. The Option Committee may determine that (i) Restricted Shares will be issued at the beginning of the Restriction Period, in which case such shares will constitute issued and outstanding shares of Common Stock for all corporate purposes, or (ii) Restricted Shares will not be issued until the end of the Restriction Period, in which case the holder will have none of the rights of a stockholder with respect to the shares of Common Stock covered by such Award until such shares shall have been issued to such holder at the end of the Restriction Period.

         If a holder's employment with the Company or a Subsidiary shall be terminated by the Company or such Subsidiary during the Restriction Period with respect to any Restricted Shares, or prior to the exercise of any Option, for cause, then (i) all Options held by such holder shall immediately terminate and
(ii) such holder's rights to all Restricted Shares, retained distributions, any unpaid dividend equivalents and any cash awards shall be forfeited immediately.

         All shares available under the 1997 Plan are subject to adjustments that may be made for a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding shares of Common Stock. Shares of Common Stock that are subject to any Award granted under the 1997 Plan that expires, terminates or is annulled for any reason without having been exercised and any Award of Restricted Shares that is forfeited prior to becoming vested will return to the pool of such shares available for grant under the 1997 Plan.

         The Board of Directors may at any time amend, suspend or discontinue the 1997 Plan; provided, however, that certain amendments may not be made by the Board of Directors without approval of the stockholders. Amendments may not alter an outstanding Option without the consent of the optionee.

         The Option Committee may require in an applicable agreement that if the optionee acquires any shares of Common Stock through the exercise of Options or through the vesting of Restricted Shares granted pursuant to an Award, then prior to selling any such shares, such holder must offer to sell such shares to the Company at their fair market value pursuant to a right of first refusal.

         The obligations of the Company with respect to Awards granted under the 1997 Plan are subject to all applicable laws.

                                   PROPOSAL 3

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Arthur Andersen LLP, independent auditors, to serve as auditors of the Company for the fiscal year ending December 31, 2000. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to consider the selection of other auditors for the current fiscal year.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

         The affirmative vote of the holders of a majority of the shares of Common Stock present in person and by proxy at the Annual Meeting and entitled to vote thereon is necessary for the ratification of the appointment of the auditors. Proxies received in response to this solicitation will be voted FOR the ratification of the appointment of the auditors, unless otherwise specified in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                                  ANNUAL REPORT

         A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, is included as Appendix A hereto. Additional copies are available without charge upon written request directed to: K2 Design, Inc., 30 Broad Street, 16th Floor, New York, New York 10004; Attention: Seth Bressman, Chief Financial Officer.

                                  OTHER MATTERS

         Management is not aware of any matters to come before the Annual Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter calling for stockholder action should properly come before the Annual Meeting or any adjournments thereof, those persons named as proxies in the enclosed proxy form will vote thereon according to their best judgment.

                    ADVANCE NOTICE FOR STOCKHOLDER PROPOSALS

                           FOR THE 2001 ANNUAL MEETING

         The Company's By-laws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or to propose business for consideration at such meeting, notice must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurs first. In addition, the regulations under the Securities Exchange Act of 1934 require stockholder proposals to be received by the Company at least 120 days prior to the mailing of the proxy statement relating to the next annual meeting of stockholders. Accordingly, stockholder proposals for the 2001 Annual Meeting must be received in writing by the Company no later than December 31, 2000 in order to be considered for inclusion in the Company's proxy materials for such meeting. Any stockholder desiring a copy of the Company's By-laws will be furnished one without charge upon written request to the President.

                                        By Order of the Board of Directors



                                        /s/ Seth Bressman

                                        Secretary

New York, New York
April 28, 2000

                                   Appendix A

                          Annual Report on Form 10-KSB

                   For the Fiscal Year Ended December 31, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  FORM 10-KSB

               [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999
                                       OR
           [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

 FOR THE TRANSITION PERIOD FROM ..................... TO .....................
            COMMISSION FILE NUMBER:             1-11873
                            ................................................
                                K2 DESIGN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
+


                        DELAWARE                             13-3886065
              (STATE OR OTHER JURISDICTION                (I.R.S. EMPLOYER
           OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)


                 30 BROAD STREET, 16TH FL., NEW YORK, NY 10004
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                   ISSUER'S TELEPHONE NUMBER: (212) 301-8800
      SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE EXCHANGE ACT:

                                  COMMON STOCK
                                (TITLE OF CLASS)

                   REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                                (TITLE OF CLASS)

      SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE EXCHANGE ACT:
                                     None.

     Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No __
     Check if there is no disclosure of delinquent filers pursuant to Item 405 of Regulation SB contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. Yes __ No X
     State issuer's revenues for its most recent fiscal year: $5,858,949.

     As of March 15, 2000, there were outstanding 3,353,034 shares (not including treasury shares) of Common Stock (the "Common Stock") and Redeemable Common Stock Purchase Warrants to purchase an aggregate of 1,000,000 shares of Common Stock (the "Warrants"). Based on the closing sales price of the Common Stock on March 15, 2000 of $7.25 per share, the approximate aggregate market value of Common Stock held by non-affiliates was $24,309,497.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Registrant's 2000 Definitive Proxy Statement, which statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year covered by this Report, are incorporated by reference in Part III hereof.

     Certain exhibits are incorporated by reference to the Registrant's Registration Statement on Form SB-2 and the amendments thereto, as listed in response to Item 13(a)(2).

     Transitional Small Business Disclosure Format (check one):

                                  Yes __  No X

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The Business section and other parts of this Report contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Operating Results and Market Price of Stock" commencing on page 10.

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

GENERAL

     K2 Design, Inc. (the "Company" or "K2") is a professional services firm specializing in business consulting, development and design related to digital communications. Founded in 1993, the Company has expanded its core business operations from primarily Web site design services to a wide range of consulting, design, development and online marketing services, including innovative technology-based design and Web simulcasting. The Company has developed Web sites and online applications for companies, including American Express Company, Bayer Corporation, Lexis-Nexis, MCI Worldcom Inc., NCR Corporation, Oppenheimer Funds, Philips Lighting Company, and TD Waterhouse Securities.

     The Company has developed a proprietary methodology called W3 Organizational Modeling that is based upon the Company's experience in organizational behavior related to the Web. The Company uses this methodology as a guide in developing online communications strategies for its clients. Recent projects using this methodology have included the development of Web sites to reposition corporate brands, applications to promote e-commerce and online account management, extranets to communicate with dealers and distributors, intranets to support human resources and other corporate communications, online customer service tools to decrease dependence on more costly telecommunications services, and Web sites to develop sales leads, including a customer transaction history.

     The Company's principal offices are located at 30 Broad Street, New York, New York 10004 and its telephone number is (212) 301-8800. The Company's Web site is located at http://www.k2design.com. Information contained in, or accessible through, the Company's Web site is not part of this report.

K2 SERVICES

     K2 partners with clients to focus on how new and emerging technologies can help them build one-to-one relationships with customers, employees and vendors. Through the strategic and technical expertise, media knowledge, and creative talent of its team of employees, the Company assists its clients in achieving a favorable return-on-investment from digital channels of e-commerce, information, customer support, advertising and entertainment. These channels include Web sites, transmission of broadband content, intranets, extranets, online media, and wireless appliances.

     The Company currently provides its clients with a range of services, including: qualitative and quantitative research, usability labs to test graphical user interfaces, navigation, functionality and systems, positioning studies for online branding, strategic planning, e-commerce planning, business process reengineering, online media planning and buying, proprietary media partnerships, marketing strategies, Web design, creative services for online advertising (e.g., banners, rich media, interstitials), technical strategies, requirements specifications and programming.

K2 STRENGTHS

  Focus on Clients' Business Objectives

     The Company has made understanding its clients' business challenges the primary focus that guides its service offerings. The Company typically works with a client's management across a variety of business units and geographies to determine how best to utilize digital channels to realize the client's business goals. Once a client's business objectives are identified (e.g., increasing customer loyalty and retention, increasing sales or accounts per customer, reducing customer service costs or lowering employee turnover), the Company typically provides research, consulting, strategic planning and design services to the client to develop an innovative, technology-driven solution to the identified objectives. The Company's services often involve in-depth consulting and collaboration with multiple divisions within a client's corporate structure. Although some projects are limited in scope and duration, the Company often develops an ongoing relationship with the client as a result of the significant funding invested by the client in the overall strategy, the multi-divisional nature of the client and the ongoing need for further adaptation as innovations in digital communications continue to emerge.

  Technological Expertise

     The Company believes the creative application of leading technologies is crucial to the success of its business. The Company's technical programming personnel are skilled in various computer operating systems, tools and languages, including C/C++, Visual Basic, Relational Databases, Fortran, Unix, Linux, Perl, PHP, Java, Real Audio and Video, Windows NT, Netscape server, Apache server, Director, Enliven, Flash, Quicktime, Streaming Media, SMIL, XML, and wireless (WAP), among others. These programmers are responsible for providing complex computer programming for applications that can be integrated into Web sites as well as periodically assessing new technologies in order to identify and deploy, directly and through independent contractors, those that are most promising for enhancing the Company's business and that of its clients.

  Creative Expertise

     The Company believes that, in addition to the creative elements required in traditional graphic design, superior interactive development requires that the end product is easy-to-use, contains intuitive interfaces and seamless integrated technologies and has an engaging look and feel. Management believes that the Company's creative staff possesses a broad spectrum of expertise to meet clients' creative needs. In order to maintain high levels of creativity and quality, the Company both recruits senior talent and develops entry-level staff through mentoring relationships and external training programs.*

  Media Planning and Buying

     The Company has determined through testing and ongoing results monitoring that overall media planning is critical to the success of an online advertising program. The K2 approach involves media research, planning, negotiation of buys, results audits, and optimization of media plans based on K2's analysis of those results. During 1998 and 1999, some of the Company's most successful online marketing campaigns included proprietary initiatives developed for individual clients. The development of strategic insights in these campaigns required a significant investment of time and resources, including creative brainstorming, which has become one of the Company's fee-based services. To heighten competitiveness, the Company has also invested in both strategic research and syndicated services for media decision support, which are accounted for as a part of overhead.

  Management Skills

     Competition for employees with Web-based skills is intense. In addition, the Internet sector is widely recognized as fast-paced and fast-changing. To address these challenges, the Company has recruited seasoned senior managers with a track record for successfully managing in volatile situations and high-growth industries. Further, in an effort to retain its skilled employees, management has devoted significant time and resources to employee communications, training and employee welfare programs.

------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations. Investors are strongly encouraged to review the section entitled "Factors Affecting Operating Results and Market Price of Stock" commencing on page 10, for a discussion of factors that could affect future performance.

K2 STRATEGY

  Capitalize on Accomplishments and Market Opportunities

     The Company believes that the proliferation of the Internet will continue to provide substantial opportunities to the Company and that recognition of its success, as evidenced by recent industry awards and the development of ongoing relationships with Fortune 500 clients, will continue to enhance its marketing efforts.* The Company's management does not, however, believe that the Company's primary business will always be limited to the Internet.* The Company produces digital content which may be carried over a variety of emerging technologies such as Vertical Blanking Interval (VBI), digital satellite, wireless and broadband devises.* Although there is no assurance that any of these technologies will achieve acceptance in the marketplace, the Company believes its services could be utilized over these channels as well.

  Leverage Development Efforts

     In the course of developing customized digital communications programs for certain of its clients, the Company gains organizational consulting expertise and technical know-how that can be applied in other efforts. The Company believes that its experience has the potential to reduce future development costs. Further, within the framework of its proprietary methodology, W3 Organizational Modeling, the Company expects that it will be able to develop service packages that build upon this expertise, offering increased value to the Company's clients.* The Company may evolve its business model from one based on generation of hourly fees to one that offers both fee-based consulting and service packages with the potential for higher margins and faster implementation.

  Deploy Leading Technologies

     One of the Company's objectives is to apply both proven and emerging technologies as they become available in order to maximize the effectiveness of its digital planning and communications services. The Company has formed both formal, exclusive and informal non-exclusive relationships with key technology providers in an effort to gain access to, and influence the features of, the Company's utilization of their technologies in areas such as domain management, content management solutions, e-commerce and wireless applications.

  Channel Marketing

     The Company will continue to focus on developing strategic relationships with Channel Sources (defined below) that seek to augment their businesses by making the Company's services available to their own customer base. See "Marketing--Channel Sources."

MARKETING

GENERAL

     The Company markets its services directly and also seeks to form strategic marketing relationships with third parties. Further, the Company's growing reputation, through industry awards and relationships with Fortune 500 clients, has recently generated increased unsolicited interest in the Company's services among companies seeking Web services providers. At December 31, 1999, the Company had two employees dedicated to the management of such unsolicited inquiries and the development of new business prospects. Additionally, three of the Company's executive officers spend a portion of their time marketing the Company's services. The Company also seeks to attract new clients through other methods, including referrals from existing clients. The Company

------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations. Investors are strongly encouraged to review the section entitled "Factors Affecting Operating Results and Market Price of Stock" commencing on page 10, for a discussion of factors that could affect future performance.

seeks to expand its relationships across business units of client companies and deepen its existing client relationships through a consultative approach that displays a broad range of service offerings.

  Channel Sources

     The Company's marketing efforts to date have focused in part on developing strategic relationships with other companies, such as advertising agencies, hardware and software companies and Internet service providers ("Channel Sources") that seek to augment their businesses by making available interactive advertising and Web site design and creative services provided by the Company and other third parties. The Company therefore targets advertising agencies that do not offer Web site related services, providers of other Internet services (e.g., access, connectivity and Web site hosting), consultants and systems integrators, and other businesses whose clients are likely to require the services that the Company provides.

CLIENTS

     K2's client relationships have ranged from Fortune 500 companies to entrepreneurial Web related start-ups. In fiscal 1999, the Company's four largest clients, varsitybooks.com, Inc. (approximately 21.8%), Standard & Poor's Inc. (approximately 18.7%), MCI Worldcom Inc. (approximately 18.6%) and NCR Corporation (approximately 17.0%), accounted for approximately 76.1% of total revenue. In fiscal 1998, the Company's four largest clients, WavePhore, Inc. (approximately 23.4%), Standard & Poor's Inc. (approximately 18.5%), Bell Atlantic Corp. (approximately 6.0%) and Lexis-Nexis Group (approximately 5.8%), accounted for approximately 53.7% of total revenue.

     In the past, Web design businesses have tended to have project-oriented engagements, with the completion of the project occurring over a 3 to 5 month period. Although such assignments comprise an important part of K2's consulting and creative business, our current business model, represented by W3 Organizational Modeling, involves a longer-term engagement with the client, commencing with in-depth discovery and strategic planning that establishes a foundation for ongoing relationships and ongoing revenue streams. K2's consultative approach includes a dedicated effort to continue and cultivate existing relationships with clients, many of which use online media placement as a central part of their strategic activity. Such media activity is also self-sustaining as long as performance benchmarks are achieved. For example, Standard & Poor's Inc., which initially engaged the Company in 1997, accounted for approximately 18.5% and 18.7% of revenue in 1998 and 1999, respectively, and has continued to use K2's services in 2000. Significant media-driven client relationships that have recently been terminated are varsitybooks.com, Inc. (in the third quarter of 1999) and WavePhore, Inc. (in the third quarter of 1998).

TRADEMARKS

     The Company has applied to the U.S. Patent and Trademark Office for several trademarks, all of which are currently in examination and have not yet been published for opposition. There can be no assurance that any of these trademarks will be granted. Trademarks for which the Company has applied include K2(TM) and K2 Design(TM).

GOVERNMENT REGULATION

     The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to Web site service companies and marketing and communications firms. However, due to the increasing media attention focused on the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services and products and increase the Company's cost of doing business or cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, operating results or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of clients and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel and criminal activity under the laws of the U.S. and foreign jurisdictions. Although the Company maintains $1 million of errors and omissions insurance, $1 million of general liability insurance, and a $1 million umbrella policy, any imposition of liability in excess of such policy limits or if not covered by such policies could have a material adverse effect on the Company.

COMPETITION

     The markets for the Company's services are highly competitive and are characterized by pressures to incorporate new technologies, accelerate completion schedules and reduce prices. The Company expects competition for its services to intensify in the future, especially as a result of consolidation among service companies. The Company faces competition from a number of sources, including potential clients that perform interactive marketing and communications services and Web site development services in-house. Other sources include management consulting firms, established Web services companies, advertising agencies and integrated marketing companies with digital communications departments, Internet-services and access providers and information technology consulting and system integration firms who are expanding their service offering. Many of the Company's competitors or potential competitors have significantly greater financial, sales, marketing and other resources than the Company. The Company's ability to retain relationships with Channel Sources and its existing clients and generate new clients and relationships with Channel Sources depends to a significant degree on the quality of its services and its reputation, as compared with the quality of services provided by, and the reputations of, the Company's competitors. The Company also competes on the basis of creative reputation, price, reliability of services and responsiveness. There can be no assurance that the Company will be able to compete and its inability to do so would have a material adverse impact on the Company's business, financial condition and operating results.

EMPLOYEES

     At December 31, 1999, the Company had 40 employees, of which 38 were full-time employees. Full-time employees include 5 in strategic planning, executive management and business development; 7 account directors, managers and coordinators; 3 media planning/buying personnel; 12 creative and production personnel; and 5 programmers, in addition to 6 administrative staff.

ITEM 2. DESCRIPTION OF PROPERTY

     The Company's offices occupy approximately 13,700 square feet of an office building in New York City at an annual rent ranging, over the term of the lease, from approximately $226,100 to $246,600 ($16.50 to $18.00 per square foot) payable in equal monthly installments, plus the Company's allocable share of certain real property taxes and building operating expenses in excess of fixed levels as provided in the lease. The lease has a six-year term and expires
April 18, 2003. The Company believes that its current rental payment per square foot is significantly below the average rental for comparable office space in New York City. The Company's lease also grants to the Company a right of first refusal to rent the two floors of the building that are contiguous with the Company's offices in the event that the landlord of the building offers to rent such space to an unaffiliated third party. In addition, the Company has the right to extend the term of the existing lease for an additional five-year term commencing on the day following the expiration of the initial term of the existing lease. The Company also believes that the Company's current office space can be reconfigured to make use of currently underutilized space.

     The Company no longer leases office space at 50 Broad Street, New York, New York. The landlord of that building has exercised its option, pursuant to the Company's lease, to cancel and terminate the lease as of October 31, 1999.

ITEM 3. LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings as of the date hereof.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The Company did not submit any matters to a vote of its stockholders, through the solicitation of proxies or otherwise, during the fourth quarter of fiscal 1999.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is traded on the NASDAQ SmallCap Market ("NASDAQ") under the symbol "KTWO." The following table sets forth, for the periods indicated, the range of high and low bid prices of the Common Stock as reported by NASDAQ from the quarter ended March 31, 1998, through December 31, 1999. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

FISCAL QUARTER ENDED                                                           HIGH             LOW
------------------------------------------------------------------------   ------------     ------------
March 31, 1998..........................................................   $ 2 1/4          $ 1 3/8
June 30, 1998...........................................................   6                1 7/8
September 30, 1998......................................................   4 9/16           1 1/2
December 31, 1998.......................................................   5 13/16          1 1/16
March 31, 1999..........................................................   4 5/8            2 1/4
June 30, 1999...........................................................   5 3/4            2 1/2
September 30, 1999......................................................   3                1 7/16
December 31, 1999.......................................................   10 11/16         2 1/2

     The approximate number of record holders of the Common Stock at December 31, 1999 was 29, not including beneficial owners whose shares are held by banks, brokers and other nominees.

     During 1999, the Company repurchased an aggregate of 171,167 shares of its Common Stock on the open market and from four of its shareholders in a separate transaction for a total cost of approximately $433,000. These shares are reflected on the Company's books as treasury stock as of December 31, 1999.

     The Company has not paid any dividends. The Company does not expect to pay cash dividends on its Common Stock in the foreseeable future as any earnings are expected to be retained to finance the Company's operations. Declaration of dividends in the future will remain within the discretion of the Company's Board of Directors.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Consolidated Financial Statements, the accompanying notes thereto and other financial information appearing elsewhere in this Report. This section and other parts of this Report contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Operating Results and Market Price of Stock" commencing on page 10.

OVERVIEW

     The Company was founded in 1993 as a general partnership and initially operated a traditional graphic design business. The Company was hired to design a graphical user interface in March 1994 for Sierra Magazine Online, a proprietary online service, and in August 1994 for NetMarket Inc., the first company to perform a secure online transaction on the Internet, at which time the Company shifted its principal business to Web site design and creation. After the Company's initial public offering on July 26, 1996, the Company began to develop its business as a full-service digital communications company, largely in anticipation of demands from its clients for additional complementary services. The Company now provides such services as strategic consulting, design and development of Web sites, research, and online marketing.

RESULTS OF OPERATIONS

  General

     Revenues are recognized on a percentage-of-completion basis. Provisions for any estimated losses on incomplete projects are made in the period in which such losses are determinable. A portion of the Company's revenues has been generated on a fixed fee or cap fee basis, as well as on an hourly bill rate basis.

     On June 1, 1998, the Company sold its CLIQNOW! Division to 24/7 Media, Inc. and received both cash and common stock of 24/7 Media, Inc. At December 31, 1999, the Company owned 110,000 shares of common stock of 24/7 Media, Inc., valued on the Company's books at approximately $6.19 million, based on the closing sales price of the common stock of 24/7 Media, Inc. on December 31, 1999 of $56 1/4 per share. As a result of management's decision to discontinue the CLIQNOW! Division in May 1998 prior to the sale, the 1998 statement of operations reflects the CLIQNOW! Division as a discontinued operation.

                                                                                PERCENTAGE OF REVENUES
                                                                                YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                      1999                         1998
                                                                 -----------------------      ------------------------
Revenues......................................................            100.00 %                     100.00 %
Operating expenses
  Direct salaries and costs...................................             74.85                        75.51
  Selling, general and administrative expenses................             50.75                        46.87
  Depreciation................................................              6.42                         5.56
                                                                         -------                       ------
     Total operating expenses.................................            132.02                       127.94
                                                                         -------                       ------
     Operating loss...........................................            (32.02)                      (27.94)
Interest and other income, net................................             45.51                         2.50
                                                                         -------                       ------
Income (loss) before income tax provision and discontinued
  operations..................................................             13.49                       (25.44)
Provision for income tax......................................              0.69                         0.61
                                                                         -------                       ------
     Income (loss) from continuing operations.................             12.80                       (26.05)
Loss from discontinued operations.............................              0.00                        (1.33)
Gain from sale of discontinued operations.....................              0.00                        46.64
                                                                         -------                       ------
  Net income..................................................             12.80                        19.26
                                                                         =======                       ======

  Revenues

     Gross revenues for the years ended December 31, 1999 and 1998 were $5,859,000 and $6,420,000, respectively, or a decrease of $561,000 or 8.74% in
1999 as compared to 1998. Gross revenues include both fees paid to K2 for services and pass-through media costs which are billed to K2 by media vendors (for radio, newspaper, online media and other media placement costs) and then reimbursed by clients. The decrease in revenues was due principally to a decrease in media placement sales volume. Specifically, media placements totaled $1,709,000 in 1999 and $2,596,000 in 1998, a decrease of $887,000 or 34.17%.
This reflects the evolution of the Company from an interactive agency and online media buyer to a provider of fee-based professional services. In 1999, revenues from continuing operations were primarily generated by professional services rendered to clients for strategic planning, Web site development, research, design and implementation, and media planning and buying. From 1998 to 1999 these services increased, generating net revenue of $3,009,000 for the year ended December 31, 1999 versus $2,971,000 for the year ended December 31, 1998, or a 1% increase. Net revenue represents gross revenue minus media cost of sales and reimbursable expense pass-through billings. Net revenue in the first half of 1999 was lower relative to the second half of 1999, when net revenue increased 88.8% from the second to the third quarter of 1999 and 7.6% from the third to the fourth quarter of 1999.

  Direct Salaries and Costs

     Direct salaries and costs include all direct labor costs and other direct costs related to project performance, such as media costs, independent contractors, free lance labor, travel and meeting costs, printing, reproduction, photography, research service costs, messengers, supplies and equipment costs and bad debt expense. As a percentage of revenues, direct salaries and costs decreased in 1999 as compared to 1998 from 75.51% to 74.85%. In absolute dollars, the Company's direct salaries and costs for 1999 decreased to $4,385,000 from $4,848,000 in 1998. In 1999, direct salaries and costs consisted primarily of $1,806,000 of direct salary costs, $1,709,000 of media costs and $361,000 paid to free lance artists and other independent contractors. The remainder consisted of various direct costs mentioned above. In 1998, direct salaries and costs consisted primarily of $2,596,000 of media costs, $1,735,000 of direct salary costs and $145,000 paid to free lance artists and other independent contractors. The remainder consisted of various direct costs mentioned above.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses include all indirect labor costs, professional fees, occupancy costs, telecommunications costs, recruitment costs, public relations, marketing, advertising, entertainment, office expenses, and insurance costs, among other things. As a percentage of revenues, selling, general and administrative expenses increased in 1999 as compared to 1998 from 46.87% to 50.75%. In absolute dollars, the Company's selling, general and administrative expenses for 1999 decreased to $2,974,000 from $3,009,000 in 1998. In 1999, selling, general and administrative expenses consisted primarily of labor costs of $1,476,000, $462,000 of legal and professional fees, $325,000 of occupancy costs, $129,000 of recruitment costs, $128,000 of telecommunications costs, $125,000 of public and investor relations costs, and $66,000 of business insurance. The remainder consisted of various selling, general and administrative costs mentioned above. In 1998, selling, general and administrative expenses consisted primarily of labor of $1,511,000, $599,000 of legal and professional fees, $303,000 of occupancy costs and $136,000 of telecommunications costs, $63,000 of business insurance and $30,000 of public relations. The remainder consisted of various selling, general and administrative costs mentioned above.

  Depreciation

     Depreciation expense was $376,000 and $357,000 for fiscal 1999 and fiscal 1998, respectively, and related primarily to depreciation of equipment and leasehold improvements. The depreciation expense in fiscal 1999 was principally the result of depreciation of the Company's equipment and leasehold improvements.

  Interest and Other Income

     The Company's cash investments earned interest and other income net of interest expense and other expenses of $2,667,000 for the year ended
December 31, 1999. The Company incurred interest and other income net of interest expense and other expenses of $161,000 for the year ended December 31, 1998. The increase in interest and other income net of interest expense and other expenses in 1999 is primarily due to the gain on the sale of shares of common stock of 24/7 Media, Inc. (symbol: TFSM) of $2,521,000 during that year.

  Income (Loss) From Continuing Operations

     The Company reported income from continuing operations in 1999 of $750,000 as compared to a loss from operations in 1998 of $(1,672,000). Included in the 1999 income from continuing operations is the $2,521,000 gain on the sale of 24/7 Media, Inc. stock. Had that amount not been included, there would have been a loss from continuing operations in 1999 of $(1,771,000).

  Selected Quarterly Operating Results (Unaudited)

     The following table presents unaudited quarterly financial information for the period from January 1, 1998 to December 31, 1999. The information has been derived from the Company's unaudited Consolidated Financial Statements. The unaudited quarterly financial information has been prepared on the same basis as the audited Consolidated Financial Statements and includes all adjustments, including adjustments to remove discontinued operations from operating results and normal recurring adjustments, that the Company considers necessary for a fair presentation of such information when read in conjunction with the Company's audited Consolidated Financial Statements and the accompanying notes thereto appearing elsewhere in this Report. These results are not indicative of results for any future period.

                                              1998                                                     1999
                     ------------------------------------------------------   ------------------------------------------------------
                     MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,   MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
                     ----------   ----------   -------------   ------------   ----------   ----------   -------------   ------------
Revenues...........  $2,140,382   $1,895,232    $ 1,901,265    $   483,088    $1,444,063   $  822,143    $ 1,705,708     $1,887,035
                     ----------   ----------    -----------    ------------   ----------   ----------    -----------     ----------
Operating Expenses:
  Direct salaries
    and costs......   1,465,601    1,202,492      1,448,140        731,539     1,412,891      718,456        989,361      1,264,524
  Selling, general
    and
    administrative
    expenses.......     534,220      686,894        655,281      1,132,369       632,544      719,197        836,467        785,499
  Depreciation.....      89,008       88,271         86,539         93,061        96,010      103,795        101,595         75,011
  Total operating
    expenses.......   2,088,829    1,977,657      2,189,960      1,956,969     2,141,445    1,541,448      1,927,423      2,125,034
                     ----------   ----------    -----------    ------------   ----------   ----------    -----------     ----------
Operating income
  (loss)...........  $   51,553   $  (82,425)   $  (288,695)   $(1,473,881)   $ (697,382)  $ (719,305)   $  (221,715)    $ (237,999)
                     ==========   ==========    ===========    ============   ==========   ==========    ===========     ==========

     Quarterly revenues and operating results have fluctuated and will fluctuate as a result of a variety of factors. These factors, some of which are beyond the Company's control, include the timing of the completion, material reduction or cancellation of major projects, the loss of a major client or the termination of a relationship with a Channel Source, the level of media purchased by a client through the Company, timing of the receipt of new business, timing of the hiring or loss of personnel, changes in the pricing strategies and business focus of the Company or its competitors, capital expenditures, operating expenses and other costs relating to the expansion of operations, general economic conditions and acceptance and use of the Internet. The Company's quarterly operating margins may also fluctuate from period to period depending on the relative mix of lower cost full time employees versus higher cost independent contractors. Revenues and operating results are difficult to forecast because of these fluctuations. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, which event may have a material adverse effect on the Company's operations for such period.

     The trading prices of the Common Stock and the Warrants are subject to fluctuations in response to the announcement of new clients or Channel Sources, quarterly variations in operating results, announcements of technological innovations or new products or services by the Company or its competitors, as well as other events or factors. In addition, the stock market has from time to time experienced price and volume fluctuations which have particularly affected the market price of technology-oriented and media companies, which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Common Stock and the Warrants.

                        LIQUIDITY AND CAPITAL RESOURCES

     The Company's currents assets increased by approximately $7,582,000, or 236%, from $3,217,000 at December 31, 1998 to $10,799,000 at December 31, 1999.
This increase in current assets was principally due to the Company's reclassification of its investment in 24/7 Media Inc. stock from investment in restricted securities to investment in securities available for sale, at market value, as defined by SFAS 115. The restrictions on the sale of these securities expired in 1999. The Company intends to sell its investment in the 24/7 Media, Inc. stock during fiscal 2000. At December 31, 1999, the 110,000 shares still held by the Company had a market value of $6,188,000. Other changes in current assets included an increase in accounts receivable of approximately $656,000, or 244%, from $269,000 at December 31, 1998 to $925,000 at December 31, 1999.
Unbilled revenue increased by approximately $622,000, or 1,244%, from $50,000 at December 31, 1998 to $672,000 at December 31, 1999. The Company's current liabilities increased by approximately $1,171,000, or 60%, from $1,961,000 at December 31, 1998 to $3,132,000 at December 31, 1999. This increase was principally due to the $1,902,000 deferred tax liability relating to the reclassification of the 24/7 Media, Inc. stock, from investment in restricted securities to investment in securities for sale, at market value, as defined by SFAS 115. Other changes included a decrease in accounts payable of approximately $306,000, or 39% from $783,000 at December 31, 1998 to $477,000 at December 31,
1999, and a decrease in accrued expenses of approximately $452,000, or 45%, from $999,000 at December 31, 1998 to $547,000 at December 31, 1999.

     The Company is dependent on its current assets of $10,799,000 (at
December 31, 1999), together with cash, if any, generated by operations, for working capital in order to be competitive, to meet the increasing demands for service, quality and pricing and for expansion of its business. While the Company believes that its cash position together with cash expected to be generated by operations will be sufficient to finance its operations for at least one year, the Company may nevertheless require future substantial alternative financing in order to satisfy its working capital needs, which may be unavailable or prohibitively expensive since the Company's only assets available to secure additional financing are accounts receivable and its ownership of shares of common stock of 24/7 Media, Inc.* See "-- Factors Affecting Operating Results and Market Price of Stock--Cash Flow Deficit; Need for Additional Financing." Current liabilities increased by 59.8% to $3,133,000 at December 31, 1999 from $1,961,000 at December 31, 1998, due primarily to the deferred tax liability relating to the restatement of investment securities available for sale to market value. There were no deferred revenues at December 31, 1999 or December 31, 1998 as a result of no pre-billings on media campaigns.

     Cash used in the Company's operating activities of $(2,935,000) for the year ended December 31, 1999 related primarily to increases in accounts receivable and unbilled revenue and decreases in net income, accounts payable and other accrued expenses, partially offset by an increase in non-cash compensation expense.

     In 1999, the Company spent $142,000 on capital expenditures, consisting of computer equipment, as well as furniture, fixtures and leasehold improvements. The Company presently intends to make capital expenditures of approximately $300,000 in 2000, consisting of equipment, furniture and fixtures and leasehold improvements.

     The Company's cash position was further impacted in 1999 as a result of the repurchase of 171,000 shares of the Company's common stock on the open market as well as from four stockholders for an aggregate price of approximately $433,000. In addition severance payments and related costs in the amount of approximately $600,000 were made during 1999.

         FACTORS AFFECTING OPERATING RESULTS AND MARKET PRICE OF STOCK

ABILITY TO HIRE SKILLED PERSONNEL IN A TIGHT LABOR MARKET

     Qualified personnel are in great demand throughout the e-commerce and Internet services industry. The Company's success depends in large part upon its ability to attract, train, motivate and retain highly skilled employees. The Company's failure to attract and retain the highly-trained technical personnel that are integral to the Company's services and support teams may limit the rate at which the Company is able to grow its business.

------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations. Investors are strongly encouraged to review the section entitled "Factors Affecting Operating Results and Market Price of Stock" commencing on page 10, for a discussion of factors that could affect future performance.

COMPETITION

     The market for the Company's services is highly competitive. The Company cannot be certain that it will maintain its competitive position against current and potential competitors. The Company expects competition for its services to intensify in the future. Many of the Company's potential competitors may have significantly greater financial, marketing, sales, service, support and other resources than the Company, thus enabling them to respond more quickly to new or emerging technologies and to devote greater resources to the development, promotion and sale of their services. There can be no assurance that the Company will be able to compete and its inability to do so would have a material adverse effect on the business, financial condition and results of operations of the Company.

CASH FLOW DEFICIT; NEED FOR ADDITIONAL FINANCING

     The Company's focus is on increasing the volume of all of its services. As a result, the Company has hired and will continue to hire additional personnel and has incurred and will continue to incur substantial expenses related to administration, production, technical resources, marketing, customer support and infrastructure in order to enhance and expand its operations. The Company had an operating cash flow deficit of $(2,935,000) in fiscal 1999 and an operating cash flow of $474,000 in fiscal 1998. The Company may require substantial additional financing in order to satisfy its working capital needs, which may be unavailable or prohibitively expensive since the Company's only assets available to secure additional financing are accounts receivable and its ownership of shares of common stock of 24/7 Media, Inc. Should such financing be unavailable or prohibitively expensive when the Company requires it, the Company would not be able to finance any expansion of its business and may not be able to satisfy its working capital needs, either of which would have a material adverse effect on the Company's business, operating results and financial condition.

RECENT OPERATING INCOME (LOSSES)

     The Company's revenues for the years ended December 31, 1999 and 1998 were $5,859,000 and $6,420,000, respectively, with income (loss) from continuing operations of $750,000 and $(1,672,000), respectively, and a net income of $750,000 in 1999 and $1,237,000 in 1998. The net income of $750,000 in fiscal
1999 included $2,521,000 in gains from the sale of 86,492 shares of the Company's stock in 24/7 Media, Inc. There can be no assurance that the Company will be profitable in the future or that revenue growth, if any, can be sustained.

     The prospects of the Company must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and especially those in Internet and other computer related markets. There can be no assurance that the Company will be successful in addressing these risks.

ABILITY TO MANAGE GROWTH

     Although the Company has not recently experienced substantial growth in the number of the Company's employees, if the Company increases its personnel significantly in the near future, there will be increased (i) responsibility for both existing and new management personnel, (ii) strain on the Company's existing management, administrative, operational, financial and technical resources and (iii) increased demands on its management information systems and controls. There can be no assurance that the Company will effectively develop and implement systems, procedures or controls adequate to support the Company's operations or that management will be able to achieve the rapid execution necessary to fully exploit all opportunities for the Company's services. To manage its business and any growth, the Company must continue to implement and improve its operational and financial systems and continue to expand, train and manage its employees. If the Company is unable to manage its business effectively, the Company's business, operating results and financial condition will be materially adversely affected.

EVOLVING MARKETING STRATEGY

     The Company's marketing efforts have expanded as the range of services which the Company offers has increased. In addition to developing strategic relationships with other companies and Channel Sources that seek to augment their businesses by directly or indirectly offering to their clients digital planning and communications services provided by the Company and other third parties, the Company also directly markets its core creative services as well as the services of its media group.

     To try to avoid any conflict with a Channel Source, the Company does not intend to offer services to clients referred by a particular Channel Source that could be provided to those clients by that Channel Source. Since the Company does not expect to offer its full range of services to these clients, projects for them may be less profitable than full-service production relationships with other clients. Should a Channel Source favor other providers of similar services, fail to effectively market the Company's services as a result of the Channel Source's competitive position or otherwise, or not utilize the Company's services to the extent anticipated by the Company, the Company may also be adversely affected. The inability to recruit, manage or retain additional Channel Sources, or their inability to market the Company's services effectively or provide timely and cost-effective customer support and service, could materially adversely affect the Company's business, operating results and financial condition.

PROJECT-ORIENTED CLIENTS; CONCENTRATION OF REVENUES; CHANGES IN CLIENT DEMANDS

     Since many of the Company's clients engage the Company on a single project basis, clients from whom the Company generated substantial revenue in one period have not necessarily been a substantial source of revenue in a subsequent period. Additionally, costs are significantly higher with respect to single projects as compared to servicing a client on a multiple project or continuous basis. For example, during 1999, varsitybooks.com, Inc. and Standard & Poor's Inc. accounted for approximately 21.8% and 18.7%, respectively, of revenues. Also in 1999, varsitybooks.com, Inc. and one other large client terminated their relationships with the Company; however, Standard & Poor's Inc. continues to be an active and significant client of the Company. Due to the Company's limited operating history and the developing nature of the Internet, the Company generally cannot be sure whether its relationships with clients will be on a project basis or on a longer term relationship basis. To the extent the Company does not generate repeat or ongoing business from its clients, it will incur the higher sales and marketing expenses associated with attracting new clients as compared to those in attracting additional business from existing clients.

     In addition, clients utilizing the services of a digital strategy and communications firm such as the Company may choose to terminate that relationship for a variety of reasons, some of which may be beyond the Company's control, such as changes in the management structure of the client, consolidation of service providers, changes in the service needs of the client, and changes in the client's need for geographical representation. There can be no assurance that the Company will be able to replace, on a timely basis or at all, clients who have ceased to work with the Company for such reasons. The loss of clients due to these reasons could have a material adverse effect on the business, financial condition and results of operations of the Company.

RISK OF SYSTEM FAILURES

     The Company's success largely depends on the uninterrupted operation of its computer and communications hardware systems. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. The Company presently has very limited redundant systems. The Company does not have a formal disaster recovery plan and carries limited business interruption insurance to compensate for any losses that may occur. The Company's servers are also vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could materially and adversely affect the Company.

UNCERTAIN ADOPTION OF INTERNET AS A MEDIUM OF COMMERCE AND COMMUNICATIONS; DEPENDENCE ON INTERNET

     Demand and market acceptance for recently introduced services and products like those offered by the Company are subject to a high level of uncertainty. The use of the Internet in marketing and advertising and otherwise, particularly by those individuals and enterprises that have historically relied upon traditional means of marketing and advertising, generally requires the acceptance of a new way of conducting business and exchanging information. Enterprises that have already invested substantial resources in other means of conducting business and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing resources and infrastructure less useful. There can be no assurance that the market for the Company's services will develop and if it fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's services do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.

     The Company's ability to derive revenues will also depend upon a robust industry and the infrastructure for providing Internet access and carrying Internet traffic. The Internet may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant growth in the number of users, the frequency of use or bandwidth requirements, there can be no assurance that the infrastructure for the Internet will be able to support such demands. Concerns about inadequate Internet infrastructure, security, reliability, accessibility, privacy and the availability of cost-effective, high-speed service also may inhibit growth in Internet usage. If the infrastructure necessary to support the Internet's commercial viability is not developed, or if the Internet does not become and remain a viable marketplace, the Company's business, operating results and financial condition would be materially and adversely affected.

RISK OF CHANGING TECHNOLOGY

     The services the Company offers, and the services and products the Company expects to offer in the future, are impacted by rapidly changing technology, evolving industry standards, emerging competition and frequent new service, software and other product introductions. There can be no assurance that the Company can successfully identify new business opportunities and develop and bring new services or products to market in a timely and cost-effective manner, or that services, products or technologies developed by others will not render the Company's services or products noncompetitive or obsolete. In addition, there can be no assurance that services, products or enhancements introduced by the Company will achieve or sustain market acceptance or be able to effectively address compatibility, inoperability or other issues raised by technological changes or new industry standards. The Company's pursuit of technological advances may also require the Company to seek assistance from third parties.

INTELLECTUAL PROPERTY RIGHTS; RISK OF INFRINGEMENT; POSSIBLE LITIGATION

     The Company believes that its success in its core business of interactive advertising is not dependent upon patents, copyrights or trademarks and the Company does not currently have any registered patents, copyrights or trademarks, although applications for various trademarks have been made. Consequently, the Company relies principally on a combination of common-law and statutory law to protect its proprietary information and know-how. The Company also utilizes technology owned by third parties. There can be no assurance that licenses for any technology developed by third parties that might be required for the Company's services would be available on reasonable terms, if at all. See "Business--Trademarks."

     Although the Company does not believe that its services infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert claims based on these services against the Company in the future or that any of those claims would not be successful. In addition, many of the Company's competitors rely upon trade secret law. Litigation may be necessary in the future to enforce the Company's intellectual property rights and to protect its proprietary information, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation of this nature, whether or not successful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on the Company's business, financial condition and operating results. Furthermore, parties making claims against the Company could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could directly or indirectly prohibit the Company from providing certain services and products. A judgment of this nature could have a material adverse effect on the Company's business, financial condition and results of operations.

CONFLICTS OF INTEREST; RESTRICTIONS

     The Company has been precluded and may be precluded in the future from pursuing opportunities that require it to provide services to direct competitors of existing clients or Channel Sources. In addition, the Company risks alienating or straining relationships with clients and Channel Sources each time the Company agrees to provide services to even indirect competitors of existing clients or Channel Sources. Conflicts of interest may jeopardize the stability of revenues generated from existing clients and Channel Sources and preclude access to business prospects, either of which could have a material adverse effect on the Company's business, financial condition and operating results.

ITEM 7. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See Item 13(a)(1) in Part IV.

ITEM 8. CHANGES IN AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not Applicable.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     The information required for this item is incorporated by reference to the Company's 2000 Definitive Proxy Statement which the Company will file with the Securities and Exchange Commission no later than 120 days subsequent to December 31, 1999.

ITEM 10. EXECUTIVE COMPENSATION

     The information required for this item is incorporated by reference to the Company's 2000 Definitive Proxy Statement which the Company will file with the Securities and Exchange Commission no later than 120 days subsequent to December 31, 1999.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required for this item is incorporated by reference to the Company's 2000 Definitive Proxy Statement which the Company will file with the Securities and Exchange Commission no later than 120 days subsequent to December 31, 1999.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required for this item is incorporated by reference to the Company's 2000 Definitive Proxy Statement which the Company will file with the Securities and Exchange Commission no later than 120 days subsequent to December 31, 1999.

                                    PART IV

ITEM 13. EXHIBIT LIST AND REPORTS ON FORM 8-K

                                                                                                              PAGE
                                                                                                              ----
(a) Documents filed as part of this report:
1. Financial Statements and Schedule
Report of Independent Public Accountants...................................................................    F-1
Consolidated Balance Sheet--December 31, 1999..............................................................    F-2
Consolidated Statements of Income--For the years ended December 31, 1999 and 1998..........................    F-3
Consolidated Statements of Comprehensive Income--For the years ended December 31, 1999 and 1998............    F-4
Consolidated Statements of Changes in Stockholders' Equity--For the years ended December 31, 1999 and
  1998.....................................................................................................    F-5
Consolidated Statements of Cash Flows--For the years ended December 31, 1999 and 1998......................    F-6
Notes to Consolidated Financial Statements.................................................................    F-7
Schedule II--Valuation and Qualifying Accounts.............................................................   F-14

2. Exhibits

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------------------------------------------------------------------------------------------------------
  .1  3    --   Certificate of Incorporation of the Company*
 3.1(a)    --   Amendment to Certificate of Incorporation of the Company*
 3.2       --   By-laws of the Company*
 3.2(b)    --   Amendment to By-laws of the Company*
 4.1       --   Common Stock Certificate*
 4.2       --   Warrant Certificate*
 4.4       --   Warrant Agreement by and between Continental Stock Transfer & Trust Company and the Company*
 4.5       --   Voting Agreement among Messrs. Centner, de Ganon, Cleek and Szollose*
10.1       --   1996 Stock Incentive Plan and Rules Relating thereto*
10.2       --   1997 Stock Option Plan**
10.3       --   Consulting Agreement with Harvey Berlent*
10.4       --   Employment Agreement with Matthew G. de Ganon*
10.5       --   Employment Agreement with Douglas E. Cleek*
10.6       --   Agreement of Lease--55 Broad Street, New York, New York*
10.7       --   Employment Agreement with Lynn Fantom dated October 22, 1998***
10.8       --   Extension of Employment Agreement with Matthew G. de Ganon dated November 2, 1998***
10.9       --   Extension of Employment Agreement with Douglas E. Cleek dated January 15, 1999***
10.10      --   Employment Agreement with Seth Bressman dated February 11, 1999***
10.11      --   Lease Termination Agreement--Baltimore, Maryland***
21.1       --   Subsidiary List*
23.1       --   Consent of Arthur Andersen, Independent Accountants to the Company

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------------------------------------------------------------------------------------------------------
27.1       --   Financial Data Schedule (EDGAR filing only)

------------------
  * Incorporated by reference from the Registrant's Registration Statement on Form SB-2, No. 333-4319.

 ** Incorporated by reference from the Registrant's Form 10-KSB for its fiscal year ended 12/31/96.

*** Incorporated by reference from the Registrant's Form 10-KSB for its fiscal year ended 12/31/98.

(b) The Company did not file any Current Reports on Form 8-K during the last quarter of the period covered by this Report.

                                   SIGNATURES

     IN ACCORDANCE WITH SECTION 13 OR 15(D) OF THE EXCHANGE ACT, THE REGISTRANT CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                          K2 DESIGN, INC.

Dated: March 26, 2000

                                          By: ______/s/ MATTHEW G. DE GANON_____
                                                    Matthew G. de Ganon,
                                                          Chairman

                               POWER OF ATTORNEY

     EACH OF THE UNDERSIGNED HEREBY APPOINTS MATTHEW G. DE GANON AS HIS ATTORNEY-IN-FACT TO SIGN HIS OR HER NAME, IN ANY AND ALL CAPACITIES, TO ANY AMENDMENTS TO THIS FORM 10-KSB AND ANY OTHER DOCUMENTS FILED IN CONNECTION THEREWITH TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     IN ACCORDANCE WITH THE EXCHANGE ACT, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
         /s/ MATTHEW G. DE GANON            Chairman of the Board                              March 26, 2000
------------------------------------------
           Matthew G. de Ganon

             /s/ LYNN FANTOM                Chief Executive Officer, President and             March 26, 2000
------------------------------------------  Director
               Lynn Fantom

            /s/ SETH BRESSMAN               Chief Financial Officer (Principal                 March 26, 2000
------------------------------------------  Financial and Accounting Officer)
              Seth Bressman

           /s/ DOUGLAS E. CLEEK             Executive Vice President and Director              March 26, 2000
------------------------------------------
             Douglas E. Cleek

            /s/ P. SCOTT MUNRO              Director                                           March 26, 2000
------------------------------------------
              P. Scott Munro

         /s/ STEVEN N. GOLDSTEIN            Director                                           March 26, 2000
------------------------------------------
           Steven N. Goldstein

           /s/ DAVID R. SKLAVER             Director                                           March 26, 2000
------------------------------------------
             David R. Sklaver

            /s/ GARY W. BROWN               Director                                           March 26, 2000
------------------------------------------
              Gary W. Brown

                                K2 DESIGN, INC.
                                 AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
FINANCIAL STATEMENTS OF K2 DESIGN, INC. AND SUBSIDIARY
  Report of Independent Public Accountants.................................................................    F-1
  Consolidated Balance Sheet--December 31, 1999............................................................    F-2
  Consolidated Statements of Income--For the years
     ended December 31, 1999 and 1998......................................................................    F-3
  Consolidated Statements of Comprehensive Income--For the years
     ended December 31, 1999 and 1998......................................................................    F-4
  Consolidated Statements of Changes in Stockholders'
     Equity--For the years ended December 31, 1999 and 1998................................................    F-5
  Consolidated Statements of Cash Flows--For the years
     ended December 31, 1999 and 1998......................................................................    F-6
  Notes to Consolidated Financial Statements...............................................................    F-7
  Schedule II--Valuation and Qualifying Accounts...........................................................   F-14

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To K2 Design, Inc:

We have audited the accompanying consolidated balance sheet of K2 Design, Inc. (a Delaware corporation) and its subsidiary (a New York corporation) as of December 31, 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K2 Design, Inc. and its subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

February 22, 2000
New York, New York

                         K2 DESIGN, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999

                                    ASSETS
Current Assets:
  Cash & cash equivalents......................................................   $ 2,936,918
  Accounts receivable, net of allowance for doubtful accounts
     of $100,000...............................................................       925,564
  Unbilled Revenue.............................................................       672,590
  Prepaid expenses and other current assets....................................        75,995
  Investment in securities available for sale, at market value.................     6,187,500
                                                                                  -----------
Total current assets...........................................................    10,798,567
Fixed Assets, net..............................................................       588,054
Restricted Cash................................................................       150,711
Other Assets...................................................................         4,132
                                                                                  -----------
     Total assets..............................................................   $11,541,464
                                                                                  ===========

                      LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of capital lease obligations.................................   $    28,712
  Accounts payable.............................................................       477,147
  Accrued compensation & payroll taxes.........................................       113,922
  Accrued expenses.............................................................       547,268
  Customer advances............................................................        63,333
  Deferred taxes--current......................................................     1,902,130
                                                                                  -----------
Total current liabilities......................................................     3,132,512
Long-term Capital Lease Obligations............................................        41,256
                                                                                  -----------
Total liabilities..............................................................     3,173,768
Stockholders' Equity:
  Preferred stock, $0.01 par value, 1,000,000 shares authorized;
     0 shares issued and outstanding...........................................            --
  Common Stock, $0.01 par value 9,000,000 shares authorized;
     3,750,582 shares issued and 3,333,165 shares outstanding..................        37,505
  Treasury Stock, 417,417 shares at cost.......................................      (819,296)
  Additional paid-in capital...................................................     6,908,220
  Accumulated other comprehensive income.......................................     2,853,196
  Accumulated deficit..........................................................      (611,929)
                                                                                  -----------
Total stockholders' equity.....................................................     8,367,696
                                                                                  -----------
     Total liabilities & stockholders' equity..................................   $11,541,464
                                                                                  ===========

The accompanying notes are an integral part of this consolidated balance sheet.

                         K2 DESIGN, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                          1999           1998
                                                                                       -----------    -----------
Revenues............................................................................   $ 5,858,949    $ 6,419,967
Direct salaries and costs...........................................................     4,385,232      4,847,772
Selling, general and administrative expenses........................................     2,973,707      3,008,764
Depreciation........................................................................       376,411        356,879
Loss from continuing operations before interest & other income, net,
  income taxes and discontinued operations, net.....................................    (1,876,401)    (1,793,448)
Gain on sale of securities, interest and other income, net..........................     2,666,600        160,777
Provision for income taxes..........................................................        40,542         39,143
Income (loss) from continuing operations............................................       749,657     (1,671,814)
Loss from discontinued operations...................................................            --        (85,309)
Gain on sale from discontinued operations, net of income taxes......................            --      2,994,204
                                                                                       -----------    -----------
Net income..........................................................................   $   749,657    $ 1,237,081
                                                                                       ===========    ===========
Income (loss) per share from continuing operations--Basic...........................   $      0.22    $     (0.47)
                                                                                       -----------    -----------
Diluted.............................................................................   $      0.21    $     (0.47)
                                                                                       -----------    -----------
Loss per share from discontinued operations--Basic..................................   $       --$          (0.02)
                                                                                       -----------    -----------
Diluted.............................................................................   $        --    $     (0.02)
                                                                                       -----------    -----------
Income per share from gain on sale of discontinued operations--Basic................   $        --    $      0.84
                                                                                       -----------    -----------
Diluted.............................................................................   $        --    $      0.84
                                                                                       -----------    -----------
Net income per share--Basic.........................................................   $      0.22    $      0.35
                                                                                       ===========    ===========
Diluted.............................................................................   $      0.21    $      0.35
                                                                                       ===========    ===========
Weighted average basic common shares outstanding....................................     3,442,946      3,553,861
                                                                                       ===========    ===========
Weighted average diluted common shares outstanding..................................     3,643,837      3,553,861
                                                                                       ===========    ===========

                         K2 DESIGN, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                          1999           1998
                                                                                       -----------    -----------
Net Income..........................................................................   $   749,657    $ 1,237,081
Unrealized gains on investment securities,
  net of deferred taxes of $1,902,130...............................................   $ 2,853,196             --
                                                                                       -----------    -----------
Comprehensive Income................................................................   $ 3,602,853    $ 1,237,081
                                                                                       ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                         K2 DESIGN, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                           ACCUMULATED
                                    NUMBER OF                ADDITIONAL       OTHER                        TREASURY
                                     COMMON        PAR        PAID-IN      COMPREHENSIVE    ACCUMULATED      STOCK
                                     SHARES       VALUE       CAPITAL         INCOME          DEFICIT       AMOUNT        TOTAL
                                    ---------    --------    ----------    -------------    -----------    ---------    ----------
Balance, January 1, 1998.........   3,680,671    $ 36,807    $6,348,940     $        --     $(2,598,667)   $      --    $3,787,080
  Repurchase of Treasury Stock...         --           --            --              --             --      (386,781)     (386,781)
  Net Income.....................         --           --            --              --      1,237,081            --     1,237,081
  Compensation expense...........     12,146          121        80,023              --             --            --        80,144
                                    ---------    --------    ----------     -----------     -----------    ---------    ----------
Balance, December 31, 1998.......   3,692,817      36,928     6,428,963              --     (1,361,586)     (386,781)    4,717,524
  Repurchase of Treasury Stock...         --           --                            --             --      (432,515)     (432,515)
  Net Income.....................         --           --            --              --        749,657            --       749,657
  Compensation expense and
    cashless exercise of stock
    options......................     52,965          529       470,905              --             --            --       471,434
  Proceeds from stock options
    exercised....................      4,800           48         8,352              --             --            --         8,400
  Change in fair value of
    securities available for
    sale.........................         --           --            --       2,853,196             --            --     2,853,196
                                    ---------    --------    ----------     -----------     -----------    ---------    ----------
Balance, December 31, 1999.......   3,750,582    $ 37,505    $6,908,220     $ 2,853,196     $ (611,929)    $(819,296)   $8,367,696
                                    =========    ========    ==========     ===========     ===========    =========    ==========

 The accompanying notes are an integral part of these consolidated statements.

                         K2 DESIGN, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                          1999           1998
                                                                                       -----------    -----------
Cash flows from operating activities:
  Net Income........................................................................   $   749,657    $ 1,237,081
  Gain from sale of securities......................................................    (2,521,083)            --
  Net gain from sale of discontinued operation......................................            --     (2,994,204)
     Adjustments to reconcile net income to net cash provided by (used in) operating activities:
       Non-cash compensation expense................................................       471,434         80,144
       Depreciation.................................................................       376,411        356,879
     Changes in operating assets and liabilities:
       Accounts receivable, net.....................................................      (656,391)     3,163,980
       Prepaid expenses and other current assets....................................        (8,149)        37,893
       Unbilled revenue.............................................................      (622,138)       265,869
       Other assets.................................................................         5,040            901
       Accounts payable.............................................................      (306,069)    (1,127,163)
       Accrued compensation and payroll taxes.......................................        17,280        (64,107)
       Other accrued expenses.......................................................      (452,628)       138,396
       Deferred revenue and customer advances.......................................        12,045       (621,871)
                                                                                       -----------    -----------
Net cash (used in) provided by operating activities.................................    (2,934,591)       473,798
                                                                                       -----------    -----------
Cash flows from investing activities:
  Proceeds from sale of discontinued operation......................................            --        782,459
  Gross proceeds from sale of investment securities.................................     3,647,209             --
  Purchase of equipment.............................................................      (141,933)      (209,914)
                                                                                       -----------    -----------
Net cash provided by investing activities...........................................     3,505,276        572,545
                                                                                       -----------    -----------
Cash flows from financing activities:
  Principal payments on capital lease obligations...................................       (39,280)       (72,922)
  Options exercised for cash........................................................         8,400             --
  Purchase of common stock for treasury.............................................      (432,515)      (386,781)
                                                                                       -----------    -----------
Net cash used in financing activities...............................................      (463,395)      (459,703)
                                                                                       -----------    -----------
Net increase in cash and cash equivalents...........................................       107,290        586,640
Cash and cash equivalents, beginning of year........................................     2,829,628      2,242,988
                                                                                       -----------    -----------
Cash and cash equivalents, end of year..............................................   $ 2,936,918    $ 2,829,628
                                                                                       ===========    ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
     Interest.......................................................................   $    12,156    $    28,575
     Income taxes...................................................................   $    54,343    $    25,609
  Non-cash investing activities:
     Assets acquired under capital lease obligations................................   $    77,146    $        --
     Investment in restricted securities, at cost...................................   $        --    $ 2,558,300

 The accompanying notes are an integral part of these consolidated statements.

                         K2 DESIGN, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

1. ORGANIZATION AND BUSINESS

     K2 Design, Inc. ("K2" or the "Company") commenced operations on March 1, 1993 as a partnership. In January 1995 the Partnership contributed its capital into a newly formed corporation and elected S Corporation status.

     Effective January 1, 1996, the Company was reorganized as a Delaware Holding C corporation having a wholly owned operating subsidiary incorporated in New York. The reorganized corporation is authorized to issue 9,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.

     K2 is a professional services firm specializing in business consulting, development and design related to digital communications.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     Revenues are recognized on the percentage of completion method based upon the ratio of costs incurred to total estimated costs incurred and anticipated profits earned on projects in progress in excess of amounts billed. Customer advances represent amounts billed in excess of costs incurred and estimated profit earned. Such billings generally occur at the beginning of contract periods, and are in accordance with contract provisions. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. A portion of the Company's revenues has been generated on a fixed fee for service basis.

  Cash and Cash Equivalents

     The Company considers all short term investments having a maturity of three months or less to be cash equivalents.

  Investment in Securities Available for Sale

     Investments in Securities Available for Sale are primarily equity securities. In accordance with Statement of Financial Accounting Standards
No. 115 "Investment Securities" (SFAS No. 115), these securities are reflected at their fair market value as of December 31, 1999 with a corresponding credit reflected in accumulated other comprehensive income, net of deferred taxes.

  Fixed Assets

     Fixed assets are carried at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease.

                         K2 DESIGN, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1999 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     Estimated useful lives by class of assets are as follows:

Computers and equipment........................................................       3 years
Furniture and fixtures.........................................................       5 years
Leasehold improvements.........................................................  Life of lease

  Accrued Expenses

     Accrued expenses are comprised of the following as of December 31, 1999:

Accrued Media Planning and Ad Servicing...........................................  $  288,990
Accrued Expenses--other...........................................................     258,278
                                                                                    ----------
                                                                                    $  547,268
                                                                                    ==========

  Fair Value of Financial Instruments

     The carrying amounts of the Company's cash and cash equivalents, accounts receivable, and accounts payable approximate fair market value based upon the relatively short-term nature of these financial instruments. The investment securities available for sale are reflected at fair market value.

  Concentration of Revenue

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The Company performs ongoing credit evaluations of its clients' financial condition and generally requires no collateral from its clients. Sales to the Company's two largest clients constituted approximately 21.8% and 18.7% of revenue for the year ended December 31, 1999. The Company had accounts receivable from these clients amounting to $471,634 at December 31, 1999. Sales to the Company's two largest clients for the year ended December 31, 1998 constituted approximately 23.4% and 18.5% of revenue.

  Income Taxes

     The Company provides Federal, State and City income tax in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Comprehensive Income

     The Company has adopted the disclosure requirements prescribed by Statement of Financial Accounting Standards No. 130, "Comprehensive Income." This statement requires disclosure of the major components of comprehensive income. The change in the fair value of the investment securities available for sale is the only component of comprehensive income for the Company.

                         K2 DESIGN, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1999 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Net Income per Share of Common Stock

     Statement of Financial Accounting Standards No. 128, "Earnings Per Share," establishes new standards for computing and presenting earnings per share (EPS). The standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities. Outstanding stock options of 200,891 and 810,200 as of December 31, 1999 and 1998, respectively, have been included in the above calculations for the year ended December 31, 1999 and excluded for the year ended December 31, 1998 as they are antidilutive for that year.

     The following table reconciles the number of weighted average shares outstanding for basic and diluted earnings per share:

                                                                                  1999          1998
                                                                                ---------     ---------
Weighted average shares outstanding--basic...................................   3,442,946     3,446,861
Incremental shares from assumed conversions of options.......................     200,891            --
                                                                                ---------     ---------
                                                                                3,643,837     3,446,861
                                                                                =========     =========

  Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123), establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 encourages entities to adopt a fair value based method of accounting for stock compensation plans. However, SFAS 123 also permits entities to continue to measure compensation costs under pre-existing accounting pronouncements with the requirement that pro forma disclosures of net income and earnings per share be included in the notes to the financial statements. The Company has elected to adopt the disclosure requirements of SFAS 123 (see Note 7).

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Reporting on Segments") (SFAS 131). SFAS 131 requires companies to disclose certain information related to the various segments in which it operates. The Company believes that it operates in one segment.

     On January 1, 1999, the Company adopted Statement of Position ("SOP")
No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," issued by the American Institute of Certified Public Accountants ("AICPA"). SP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use software, dividing the development into three stages: (1) the preliminary project stage, during which conceptual formulation and evaluation of alternatives takes place, (2) the application development stage, during which design, coding, installation and testing takes place and (3) the operations stage during which training and maintenance takes place. Costs incurred the application development stage are capitalized; all other costs are expensed as incurred. The adoption of this statement did not have a material effect on the consolidated financial statements.

     On January 1, 1999, the Company adopted SOP No. 98-5, "Reporting on the Costs of Start-Up Activities" issued by the AICPA. SOP 98-5 requires that certain start-up expenditures and organization costs previously capitalized must now be expensed. The adoption of this statement did not have a material effect on the financial statements.

                         K2 DESIGN, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1999 AND 1998

3. FIXED ASSETS

     Fixed assets, at cost, including capital leases (see Note 4), summarized by major categories at December 31, 1999, consist of the following:

Computers and equipment.........................................................  $    703,766
Furniture and fixtures..........................................................       298,047
Leasehold improvements..........................................................       322,397
                                                                                  ------------
Subtotal........................................................................     1,324,210
Less: Accumulated depreciation..................................................      (736,156)
                                                                                  ------------
Fixed assets, net...............................................................  $    588,054
                                                                                  ============

4. CAPITAL LEASE OBLIGATIONS

     The Company is a lessee in non-cancelable leasing agreements for certain computers and equipment. Included in fixed assets is $65,769 of computers and equipment held under capital leases.

     Future minimum lease payments for fixed assets under capital lease at December 31, 1999 are as follows:

2000............................................................................  $     32,828
2001............................................................................        32,829
2002............................................................................        14,048
Total minimum lease payments....................................................        79,705
Less--Imputed interest..........................................................        (9,737)
                                                                                  ------------
Total capital lease obligation..................................................        69,968
Less: current portion...........................................................       (28,712)
                                                                                  ------------
Total long term portion of capital lease obligations............................  $     41,256
                                                                                  ============

5. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases certain office space and automobiles for varying periods. At December 31, 1999, approximate future minimum rental commitments under all non-cancelable operating leases are as follows:

FISCAL YEAR:
----------------------------------------------------------------------------------
2000..............................................................................  $  268,822
2001..............................................................................  $  268,822
2002..............................................................................  $  267,829
2003..............................................................................  $   76,017

     Rent expense under the above leases amounted to $244,622 in 1999 and $225,893 in 1998.

  Employment Contracts

     The Company has employment contracts with each of its executives. Two contracts provide for minimum annual salaries of $183,600 in 2000 and $220,320 in 2001, the year of expiration. Both contracts also include bonuses equal to 1.88% of the Company's pre-tax profit. The Company also entered into a two-year employment contract with an executive officer, expiring on December 31, 2000. That contract provides for an annual salary of $250,000 and a bonus equal to 10% of the Company's pre-tax profit not to exceed $75,000, provided that the Company's pre-tax profits for fiscal 2000 are at least $500,000. The Company also entered into a one year

                         K2 DESIGN, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1999 AND 1998

5. COMMITMENTS AND CONTINGENCIES--(CONTINUED) employment contract with an executive officer expiring January 31, 2000, subject to automatic renewals, providing for an annual salary of $125,000 and a bonus equal to $50,000 in the event of a Change of Control Event (as defined in the contract).

6. INCOME TAXES

     As described in Note 1, the Company previously elected "S" corporation status under the provisions of the Internal Revenue Code.

     The provision for income taxes on the net income (loss) for the years ended December 31, 1999 and 1998 differs from the amount computed by applying the Federal statutory rate due to the following:

                                                                                         1999       1998
                                                                                        ------     ------
Statutory Federal income tax rate....................................................     34.0%      34.0%
State and local taxes, net...........................................................      5.1        4.8
Valuation Allowance (utilization of NOL).............................................   (34.0)     (31.4)
                                                                                        ------     ------
Effective Tax Rate...................................................................      5.1%       7.4%
                                                                                        ======     ======

7. STOCK OPTION PLAN

     The Company has two stock plans, the 1996 Stock Option Plan (the "1996 Plan"), and the 1997 Stock Incentive Plan (the "1997 Plan", and together with the 1996 Plan, the "Plans"). Pursuant to the Plans, designated employees, including officers and directors of the Company and certain outside consultants, will be entitled to receive nonqualified stock options and qualified stock incentive compensation. The number of options available under the 1997 Plan were increased by an additional 400,000 options, as the result of an approval and ratification of an amendment voted on and approved at the 1999 annual meeting of stockholders. As of December 31, 1999, there were 299,050 shares of common stock available for grant under the Plans.

     The 1996 Plan expires on January 1, 2006 and the 1997 Plan expires on June 12, 2007. Under the terms of the Plans, the minimum exercise price of options granted cannot be less than 100% of the fair market value of the common stock of the Company on the option grant date. Options granted under the Plan generally expire ten years after the option grant date. For incentive stock options granted to such persons who would be deemed to have in excess of a 10% ownership interest in the Company, the option price shall not be less than 110% of such fair market value for all options granted, and the options expire five years after the option grant date.

     A summary of the Plans at December 31, 1999 and 1998 is presented in the table below:

                                                                                         WEIGHTED AVERAGE
                                                                              SHARES     EXERCISE PRICE
                                                                             --------    ----------------
Outstanding at January 1, 1998............................................    464,950         $ 2.10
Granted...................................................................    474,500           1.54
Exercised.................................................................    (56,750)           .71
Forfeited.................................................................    (72,500)          1.75
                                                                             --------         ------
Outstanding at December 31, 1998..........................................    810,200           1.83
Granted...................................................................    104,000           2.83
Exercised.................................................................   (126,500)          1.89
Forfeited.................................................................   (145,000)          2.29
                                                                             --------         ------
Outstanding at December 31, 1999..........................................    642,700         $ 1.87
                                                                             --------         ------
Shares exercisable at December 31, 1999...................................    365,325         $ 1.88
                                                                             ========         ======

                         K2 DESIGN, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1999 AND 1998

7. STOCK OPTION PLAN--(CONTINUED)
     The Company accounts for the Plans under APB 25, under which no compensation cost is recognized for stock options granted with an exercise price at or above the prevailing market price on the date of the grant. Had compensation cost for the Plans been determined consistent with the fair value approach required by SFAS 123, the Company's net income and net income per common share would have been the following pro forma amounts:

                                                                                 1999          1998
                                                                               --------     ----------
Net income:
As reported.................................................................   $749,657     $1,237,081
                                                                               ========     ==========
Pro forma...................................................................   $420,652     $  885,766
                                                                               ========     ==========
Net income per common share:
  As reported--Basic........................................................   $   0.22     $     0.35
                                                                               ========     ==========
             --Diluted......................................................   $   0.21     $     0.35
                                                                               ========     ==========
  Pro forma--Basic..........................................................   $   0.12     $     0.25
                                                                               ========     ==========
            --Diluted.......................................................   $   0.12     $     0.25
                                                                               ========     ==========

     The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates of 5.5% and 5.2% in 1999 and 1998, respectively; no expected dividend yields for options granted; expected lives of 4 and 5 years in 1999 and 1998, respectively; and expected stock price volatility of 101% and 120% in 1999 and 1998, respectively. The weighted average fair value of options granted during 1999 and 1998 was $2.29 and $1.22, respectively.

     The effects of applying SFAS 123 in this pro forma disclosure may not be indicative of future amounts because stock option grants are anticipated in future years.

8. INVESTMENT IN SECURITIES

     In May 1998, the Company discontinued the CLIQNOW! Division. Accordingly, this business has been reflected as a discontinued operation for the years ended December 31, 1998 and 1997. On June 1, 1998, the Company sold its CLIQNOW! Division to 24/7 Media, Inc. ("TFSM") for gross proceeds of $4 million, consisting of $1 million of cash and $3 million of TFSM Convertible Redeemable Preferred Stock. The sale resulted in a net gain of approximately $2,994,000. On August 13, 1998, TFSM's registration statement for its initial public offering was declared effective by the Securities and Exchange Commission. As a result, the Convertible Redeemable Preferred Stock of TFSM automatically converted on that date into shares of common stock of TFSM, of which the Company retained 196,492 shares. These shares were carried at a cost of $2,558,300 (approximately $13.02 per share) on the Company's consolidated balance sheet at December 31, 1998. During the quarter ended September 30, 1999, the shares of TFSM stock became freely tradable. In the fourth quarter of 1999, the Company reclassified the 110,000 shares still held by the Company as "investment in securities available for sale," under the "cash and cash equivalents" section of the balance sheet, as a result of the Company's ability and intent to sell such shares in the near future. In accordance with SFAS No.115, the shares are stated at fair market value on the December 31, 1999 consolidated balance sheet. The offset to this increase is reflected as "other comprehensive income" in the stockholders' equity section of the balance sheet, net of related deferred taxes.

                         K2 DESIGN, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                           DECEMBER 31, 1999 AND 1998

8. INVESTMENT IN SECURITIES--(CONTINUED)
     The following disclosures are presented in accordance with SFAS No. 115:

Equity Securities:
Aggregate fair value............................................................  $  6,187,500
                                                                                  ============
Gross unrealized holding gain...................................................  $  4,755,326
                                                                                  ============
Proceeds from sales of equity securities........................................  $  3,647,209
                                                                                  ============
Gross realized gains on sales of securities.....................................  $  2,521,083
                                                                                  ============

     The gain on the sale of the securities was determined on an average cost basis. During 1999, the Company sold 86,492 shares of their investment in TFSM. The sale resulted in a gain of $2,521,083 which is reflected in interest and other income in the 1999 income statement.

                                  SCHEDULE II
                         K2 DESIGN, INC. AND SUBSIDIARY
                       VALUATION AND QUALIFYING ACCOUNTS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Allowance for doubtful accounts, January 1, 1998.................................   $ 213,204
Less: Decrease to allowance for doubtful accounts................................    (188,204)
Allowance for doubtful accounts, December 31, 1998...............................   $  25,000
Add: Increase to allowance for doubtful accounts.................................      75,000
                                                                                    ---------
Allowance for doubtful accounts, December 31, 1999...............................   $ 100,000
                                                                                    =========

                                K2 DESIGN, INC.                            PROXY
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 1, 2000
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned stockholder of K2 Design, Inc. (the "Company") hereby appoints each of Matthew G. de Ganon and Seth Bressman, attorneys and proxies, each with full power of substitution, to represent the undersigned and vote all shares of the Common Stock of the Company which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the offices of Brown Raysman Millstein Felder & Steiner LLP, 120 West 45th Street, 20th Floor, New York, New York 10036 at 10:30 a.m., on June 1, 2000, and at any adjournments thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Meeting and any adjournments thereof.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

    UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, "FOR" THE RATIFICATION OF THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN, "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS AUDITORS OF THE COMPANY AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                                     (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                  PLEASE MARK BOXES /X/ IN BLUE OR BLACK INK.
   1. ELECTION OF DIRECTORS

/ / FOR all nominees listed below (except as marked to the        / / WITHHOLD AUTHORITY to vote for all nominees
    contrary below)                                                   listed below

NOMINEES: Matthew G. de Ganon, Lynn Fantom, Douglas E. Cleek, P. Scott Munro,
          Steven N. Goldstein, David R. Sklaver and Gary W. Brown.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.
--------------------------------------------------------------------------------

   2. RATIFICATION OF THE AMENDMENTS TO THE 1997 STOCK INCENTIVE PLAN.

/ / FOR             / / AGAINST         / / ABSTAIN

   3. RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.

/ / FOR             / / AGAINST         / / ABSTAIN

   4. IN THEIR DISCRETION, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

                                                     Date: _______________, 2000

                                                     ---------------------------
                                                     Signature of Stockholder(s)

                                                     ---------------------------
                                                       Name of Stockholder(s)

                                                     NOTE: When shares are held
                                                     by joint tenants, both
                                                     should sign. When signing
                                                     as attorney, executor,
                                                     administrator, trustee,
                                                     custodian, guardian or
                                                     corporate officer, please
                                                     give your full title as
                                                     such. If a corporation,
                                                     please sign full corporate
                                                     name by authorized officer.
                                                     If a partnership, please
                                                     sign in partnership name by
                                                     authorized person.

   PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.